UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/ Filed by a Party other than the Registrant /   /

Check the appropriate box:
/X/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e) (2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-12

PS FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock
(2)	Aggregate number of securities to which transaction applies: 1,255,067 shares and 165,750 options
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Each of the 1,255,067 issued and outstanding shares of Common Stock (including awarded but unissued shares of restricted Common Stock) will, upon consummation of the merger, be converted into the right to receive $14.00 in cash. With respect to 165,750 options to purchase shares of Registrant's common stock at $11.02 per share, holders thereof will receive, in consideration for the cancellation thereof, an amount per option share in cash equal to $2.98.
(4)	Proposed maximum aggregate value of transaction: $18,064,873.
(5)	Total fee paid: $3,613.00
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:_________________________________
(2)	Form, schedule or registration statement no.:___________
(3)	Filing party:___________________________________________
(4)	Date filed:_____________________________________________

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[PS FINANCIAL, INC. LETTERHEAD]

_________ ___ , 2001

Dear Fellow Stockholder:

            We cordially invite you to attend a special meeting of stockholders of PS Financial, Inc. The meeting will be held at the Company's main office, located at 4800 South Pulaski, Chicago, Illinois, on Wednesday, _________ __, 2001at __:__ _.m., local time.

            At the special meeting, you will be asked to adopt a merger agreement between PS Financial, Inc. and PNA Holding Company, that provides for the merger of PS Financial, Inc. and a subsidiary of PNA Holding Company. If the merger is completed, you will be entitled to receive a cash payment of $14.00 for each share of PS Financial stock that you own, subject to possible adjustment as described in detail in the attached proxy statement. Upon completion of the merger, you will not own any stock or other interest in PS Financial nor will you receive, as a result of the merger, any stock of PNA Holding Company or its parent holding company, Polish National Alliance of the United States of North America.

            Your exchange of shares of PS Financial stock for cash generally will cause you to recognize taxable gain or loss for federal, and possibly state and local, income tax purposes. You should consult your personal tax advisor for a full understanding of the tax consequences of the merger to you.

            Completion of the merger is subject to certain conditions, including receipt of various regulatory approvals and adoption of the merger agreement by the affirmative vote of a majority of the outstanding shares of PS Financial common stock. As of ________ __, 2001, the directors and executive officers of PS Financial beneficially owned and were entitled to vote approximately ___% of the outstanding shares of PS Financial common stock. We expect that all of the shares held by our directors and executive officers will be voted in favor of the merger.

            We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

            Your Board of Directors has unanimously approved the merger agreement and recommends that you vote "FOR" adoption of the merger agreement because the Board believes it to be in the best interests of our stockholders.

            It is very important that your shares be represented at the special meeting. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible.

            On behalf of the Board of Directors, I thank you for your prompt attention to this important matter.

Very truly yours,
Kimberly P. Rooney
President and Chief Executive Officer

            The attached proxy statement and enclosed proxy form are first being mailed to stockholder on or about __________ __, 2001.

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PS FINANCIAL, INC.
4800 South Pulaski Road
Chicago, Illinois 75711
(773) 376-3800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held on ______ __, 2001

            NOTICE IS HEREBY GIVEN that a special meeting of stockholders of PS Financial, Inc. will be held at the Company's main office, located at 4800 South Pulaski, Chicago, Illinois, on Wednesday, _________ __, 2001at __:__ _.m., local time. A proxy form and a proxy statement for the special meeting are enclosed. The meeting is for the purpose of considering and acting upon:
  The adoption of the Agreement and Plan of Merger between PNA Holding Company and PS Financial, Inc. dated June 13, 2001; and

  To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

            As of the date of this notice, we are not aware of any business to be acted upon at the special meeting other than the proposal to adopt the merger agreement. If such other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, PS Financial's Board of Directors will have discretion to vote or act on such matters according to their best judgment; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of adjournment or postponement to solicit additional proxies for that proposal.

            If the merger agreement is adopted, you will be entitled to receive $14.00 in cash for each share of PS Financial common stock that you own, subject to possible adjustment as described in detail in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

            Our stockholders of record at the close of business on ________ __, 2001are entitled to vote at the special meeting, and any adjournments or postponements of the special meeting. You have a right to dissent from the merger and obtain payment of the fair value of your shares by complying with the Delaware law provisions contained in Appendix C to the accompanying proxy statement.

            You are cordially invited to attend the special meeting. However, to ensure your representation at the special meeting, please complete, sign, date and promptly mail your proxy form in the enclosed postage-paid envelope. The proxy form will not be used if you attend and vote at the special meeting in person. If you are a stockholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote in person at the meeting. The prompt return of your proxy will save us the expense of further requests for proxies.

BY ORDER OF THE BOARD OF DIRECTORS

Kimberly P. Rooney
President and Chief Executive Officer

Chicago, Illinois
__________ __, 2001

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND
RECOMMENTS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

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TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES OF THE SPECIAL MEETING	1
SUMMARY TERM SHEET	2
SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION ABOUT PS FINANCIAL	4
WHERE YOU CAN FIND MORE INFORMATION	5
THE SPECIAL MEETING	6
Place, Time and Date	6
Matters to Be Considered	6
Record Date; Voting Rights; Vote Required	6
Beneficial Ownership of PS Financial Common Stock	7
PS Financial Common Stock	7
Proxies	7
THE MERGER	8
General	8
The Companies	8
Background of the Merger	9
Our Reasons for the Merger; Recommendation of Your Board of Directors	9
The Consideration is Fair According to Our Financial Advisor	10
The Amount of Cash You Receive for Your Shares of PS Financial Stock May Change	13
Procedure for Surrendering Your Certificates in Exchange for the Merger Consideration	13
Representations and Warranties Made by PS Financial and PNA Holding Company	14
Conditions to the Merger	15
Conduct of Business Prior to the Completion of the Merger	16
Approvals Needed to Complete the Merger	18
Waiver and Amendment of the Merger Agreement; Alternative Structure	18
Termination of the Merger Agreement	19
Interests of Directors and Officers in the Merger that are Different from Your Interests	20
Employees and Benefit Plans	21
You Have Dissenters' Rights of Appraisal	21
Federal Income Tax Consequences of the Merger to You	24
Accounting Treatment of the Merge	24
Who Pays for What	24
BENEFICIAL OWNERSHIP OF PS FINANCIAL COMMON STOCK	25
STOCKHOLDER PROPOSALS	26
OTHER MATTERS	26

APPENDICES

Appendix A -- Agreement and Plan of Merger (excluding the exhibits thereto)
Appendix B -- Opinion of Our Financial Advisor
Appendix C -- Section 262 of the Delaware General Corporation Law

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QUESTIONS AND ANSWERS
ABOUT VOTING PROCEDURES OF THE SPECIAL MEETING

Q:	What do I need to do now?
A:	After you have carefully read this proxy statement, indicate on your proxy form how you want your shares to be voted. Then sign, date and mail your proxy form in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:	Why is my vote important?
A:	The merger agreement must be adopted by a majority of the outstanding shares of PS Financial common stock. If you do not return your proxy card or vote in person at the special meeting, it will have the same effect as a vote against the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?
A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. If you fail to instruct your broker to vote your shares, it will have the same effect as a vote against the merger agreement.

Q:	Can I attend the meeting and vote my shares in person?
A:	Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the special meeting.

Q:	Can I change my vote after I have mailed my proxy form?
A:	Yes. You may change your vote by revoking your proxy. You can do this in one of three ways:

  Send a written notice to PS Financial's Corporate Secretary that is timely received before the special meeting stating that you have revoked your proxy.

  Complete and deliver a new proxy form that is timely received before the special meeting.

  Attend the special meeting and vote in person. Simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.
Q:	Should I send in my stock certificates now?
A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your PS Financial stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:	Whom should I call with questions?
A:	You should call our proxy solicitor, Regan & Associates, at (800) ___-____.

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SUMMARY TERM SHEET

            This summary term sheet highlights selected information from this proxy statement. It does not contain all the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, to fully understand the merger.
  When the merger is completed, each PS Financial stockholder will be entitled to receive $14.00 in cash for each share of PS Financial common stock held, subject to tax and withholding considerations, upon the surrender of your certificate for those shares. The $14.00 is subject to possible adjustment as described below and on page ___ of this proxy statement. See the discussion under the caption "THE MERGER - General" and " - The Amount of Cash You Receive for Your Shares of PS Financial Stock May Change" beginning on page ___.

  PS Financial and PNA Holding Company have agreed to use their reasonable best efforts to cause the merger to be completed by September 30, 2001; however, PNA Holding Company has no obligation to schedule completion of the merger prior to that date.

  For each full month the merger does not close after September 30, 2001, through no fault of PS Financial, the $14.00 in cash to be paid by PNA Holding Company for each share of PS Financial common stock shall be increased by $0.06 per share. See the discussion under the caption "THE MERGER - The Amount of Cash You Receive for Your Shares of PS Financial Stock May Change" beginning on page ___.

  In the event that there are any "excess parachute" payments resulting from the payment of any severance payments under the merger agreement, the $14.00 in cash to be paid by PNA Holding Company for each share of PS Financial common stock would be reduced. See the discussion under the caption "THE MERGER - The Amount of Cash You Receive for Your Shares of PS Financial Stock May Change" beginning on page ___.

  Our Board of Directors believes that the merger is in the best interests of PS Financial and PS Financial's stockholders and recommends that stockholders vote "FOR" the adoption of the merger agreement. In reaching its decision to approve the merger agreement, our Board considered various factors which are discussed in detail in this proxy statement. See the discussion under the caption "THE MERGER - Our Reasons for the Merger; Recommendation of Your Board of Directors" beginning on page ___.

  The merger cannot occur unless our stockholders adopt the merger agreement by the affirmative vote of a majority of the outstanding shares of PS Financial common stock and we receive the required approvals from the insurance and banking regulators. See the discussions under the caption "THE SPECIAL MEETING - Record Date; Voting Required" beginning on page __ and "MERGER AGREEMENT - Approvals Needed to Complete the Merger" beginning on page __.

  Stockholders will generally recognize a taxable gain or loss measured by the difference between the cash received in the merger and their tax basis in their shares of PS Financial common stock. You should consult your personal tax advisor for a full understanding of the merger's specific tax consequences to you. See the discussion under the caption "THE MERGER - Federal Income Tax Consequences of the Merger to You" beginning on page __.

  In connection with the merger, each of the directors of PS Financial has signed an agreement with PNA Holding Company in which each director agreed to vote his or her shares "FOR" the adoption of the merger agreement. See the discussion under the caption "THE SPECIAL MEETING - Beneficial Ownership of Common Stock" beginning on page __.

  Our financial advisor, Keefe, Bruyette & Woods, Inc., has given our Board of Directors a written opinion dated June 13, 2001, that states the cash consideration to be paid to our stockholders in the merger is fair from a financial point of view. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any stockholder as to how to vote at the special meeting. A copy of the opinion is attached to this proxy statement as Appendix B. In connection with the merger, we have agreed to pay Keefe, Bruyette & Woods a fee of approximately $_______. See the discussion under the heading "THE MERGER - The Consideration is Fair According to Our Financial Advisor" beginning on page __.

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  We have agreed not to solicit or encourage a competing transaction to acquire PS Financial or Preferred Savings Bank, except in very limited circumstances in which an unsolicited offer is made. See the discussion under the caption "THE MERGER - Conduct of Business Prior to the Completion of the Merger" beginning on page __.

  Our directors and executive officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving severance payments, indemnification and insurance coverage, and other benefits. These benefits include:

    Kimberly P. Rooney, our President and Chief Executive Officer, and S. J. Ptak, our Chairman, will each be entitled to receive a payment under their respective employment agreements with Preferred Savings Bank. The payment to Mrs. Rooney is estimated to be approximately $393,761 and the payment to Mr. Ptak is estimated to be approximately $276,390.

    S.J. Ptak, our Chairman, and Kimberly P. Rooney, our President and Chief Executive Officer, will be elected to the Board of Directors of the combined subsidiary bank, upon the subsidiary financial institution merger of Preferred Savings Bank and Alliance, FSB. Mr. Ptak and Mrs. Rooney will receive compensation for service as a director of the combined bank consistent with the fees paid other directors of the combined bank.

    S. J. Ptak, our Chairman, and Kimberly P. Rooney, our President and Chief Executive Officer, will enter into Non-Competition Agreements. Under the Non-Competition Agreements, Mrs. Rooney and Mr. Ptak will agree that for a period of three years from the date of consummation of the merger they will not, without the express written consent of PNA Holding Company, (i) solicit current customers or mortgage brokers of PS Financial to stop doing business with PNA Holding Company or begin doing business with a competitor of PS Financial, or (ii) engage in the banking and mortgage lending business within a five mile radius of PS Financial's main office. In consideration for entering into these agreements, Mrs. Rooney and Mr. Ptak will each receive $31,325.00. In addition, as an inducement to entering into the Non-Competition Agreements, Mrs. Rooney and Mr. Ptak and their families will receive group health insurance benefits through November 24, 2004.

    The directors and executive officers of PS Financial and Preferred Savings Bank who have stock options under PS Financial 1997 Stock Option and Incentive Plan will receive cash payments for their options based upon the difference between the cash consideration to be paid in the merger and the exercise price of their options. These individuals also will receive the cash consideration to be paid in the merger for each share of unvested restricted stock held. At ________ __, 2001, directors and executive officers, 9 persons, held in the aggregate 12,436 shares of restricted stock and stock options to acquire 165,750 shares of PS Financial common stock, entitling them, based on $14.00 per share merger consideration, to approximately $174,000 and $494,000, respectively, upon consummation of the merger.

    The directors and executive officers of PS Financial and Preferred Savings Bank will receive continued directors and officers liability insurance and indemnification from PNA Holding Company. As additional protection for our directors and executive officers, we may, at a cost not in excess of $27,000, purchase single premium tail coverage with policy limits equal to our existing annual coverage limits.

  Our Board of Directors was aware of these interests and considered them in its decision to approve the merger agreement. See the discussion under the caption "THE MERGER - Interests of Directors and Officers in the Merger that are Different from Your Interests" beginning on page ___.

  If you do not wish to accept the merger consideration, you can dissent from the merger and instead choose to have the fair value of your shares judicially determined and paid to you in cash. If you wish to exercise your dissenters' appraisal rights, you should carefully read Section 262 of the Delaware General Corporation Law which is included as Appendix C. See the discussion under the caption "THE MERGER - You Have Dissenters' Rights of Appraisal" beginning on page __.

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  PS Financial will pay PNA Holding Company a liquidated damages fee of $200,000, plus reasonable expenses directly related to the transaction not to exceed $300,0000, for termination of the merger agreement upon the occurrence of certain events. See the discussion under the caption "THE MERGER - Termination of the Merger Agreement" beginning on page __.

SELECTED CONSOLIDATED FINANCIAL AND OTHER
INFORMATION ABOUT PS FINANCIAL

            The following tables set forth selected historical consolidated financial and other data about PS Financial at the dates and for the periods shown. The historical consolidated financial data for the three months ended March 31, 2001 and 2000 are derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments consisting of normal recurring accruals, necessary for a fair presentation at March 31, 2001 and for such quarterly periods have been made. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for any other interim period or for the entire year ended December 31, 2000. The financial information for the five years ended December 31, 2000 of PS Financial is based on, and qualified in its entirety by, our consolidated financial statements, including the notes thereto, which have been filed previously with the SEC. See "Where You Can Find More Information."

	At March 31,	At December 31,
	2001	2000	1999	1998	1997	1996
Financial Condition Data:	(Dollars in thousands)
Total assets	$111,982	$114,088	$121,356	$102,784	$87,922	$75,133
Cash and cash equivalents	2,654	1,341	3,305	4,237	6,290	8,758
Loans receivable, net (1):	66,020	67,862	72,179	56,822	37,167	35,943
Mortgage-backed securities - available for sale	4,438	4,607	5,636	11,354	8,095	4,702
Securities - available for sale	35,048	36,088	35,550	27,596	33,459	24,080
Deposits	58,271	60,594	63,983	55,429	41,275	42,203
FHLB advances	36,335	36,145	37,405	23,764	13,750	--

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Operating Data:	(Dollars in thousands, except per share data)

Total interest income	$2,020	$2,256	$8,669	$8,005	$6,757	$6,062	$4,664
Total interest expense	1,268	1,257	5,171	4,181	3,101	2,084	1,781
Net interest income	752	999	3,498	3,824	3,656	3,978	2,883
Provision for loan losses	-	7	15	15	80	--	50
Net interest income after provision for loan losses	752	992	3,483	3,809	3,576	3,978	2,833
Fees and service charges	23	37	161	89	94	77	69
Gain (loss) on sales of securities	27	(58)	(103)	(86)	43	--	(38)
Total non-interest income	50	(21)	58	3	137	77	31
Total non-interest expense	435	436	1,815	1,602	1,489	2,187	1,233
Income before taxes	367	535	1,726	2,210	2,224	1,868	1,631
Income tax provision	122	149	510	606	724	947	629
Net income	$ 245	$ 386	$1,216	$1,604	$1,500	$ 921	$1,002

Basic earnings per share	$0.21	$0.25	$0.95	$1.01	$0.83	$0	$0.06 (2)
Diluted earnings per share	$0.20	$0.25	$0.95	$1.01	$0.82	$0.46	$0.06 (2)
________________________________
(1) The allowance for loan losses at March 31, 2001 and December 31, 2000, 1999, 1998, 1997 and 1996 was $281,000,
     $281,000, $266,000, $258,000, $186,000 and $186,000, respectively.
(2) From date of initial public offering, November 26, 1996.

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	For the Three Months Ended March 31,		For the Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Selected Financial Ratios and Other Data	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.87%	1.27%	1.04%	1.44%	1.66%	1.12%	1.71%
Return on equity (ratio of net income to average total equity)	6.07	8.78	7.75	8.10	6.69	2.97	6.55
Interest rate spread information:
Average during year			2.68	2.68	2.95	3.23	3.89
End of year	1.83	2.72	2.38	2.51	2.74	2.92	3.30
Net interest margin (1)	2.70	3.38	3.10	3.52	4.14	5.01	5.03
Efficiency Ratio (2)	54.23	44.58	51.04	41.86	39.25	53.92	42.30
Ratio of operating expense to average total assets	1.53	1.43	1.55	1.44	1.65	2.67	2.10
Ratio of average interest-earning assets to average interest-bearing liabilities	116.10	116.37	114.62	121.80	135.19	167.82	136.86

Quality Ratios:
Non-performing assets to total assets at end of year	0.92	1.21	0.75	1.40	1.11	0.97	0.37
Allowance for loan losses to non-performing loans	27.38	18.65	32.71	21.06	26.71	20.84	65.96
Allowance for loan losses to total loans	0.43	0.39	0.41	0.37	0.45	0.50	0.51

Capital Ratios:
Equity to total assets at end of year	14.49	11.75	14.04	15.55	20.45	26.28	42.79
Average equity to average assets	14.27	14.41	13.36	17.76	24.84	37.94	26.06

Regulatory Capital Ratios:
Tangible capital	13.00	11.98	12.60	11.80	15.40	25.86	32.77
Core capital	13.00	11.98	12.60	11.80	15.40	25.86	32.77
Risk-based capital	25.30	25.08	27.10	24.80	31.40	65.39	92.91
______________________________

(1) Net interest income divided by average interest earning assets.
(2) The efficiency ratio represents noninterest expense as a percent of net interest income and noninterest income before provision for loan losses.

WHERE YOU CAN FIND MORE INFORMATION

As a public company, we are obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

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THE SPECIAL MEETING

            PS Financial's Board of Directors is using this proxy statement to solicit proxies from the holders of PS Financial common stock for use at the special meeting. This proxy statement and accompanying proxy form was mailed to PS Financial stockholders on or about __________ __, 2001.

Place, Time and Date

            The special meeting is scheduled to be held at __:__ _.m., local time, on Wednesday, __________ __, 2001, at PS Financial's main office, located at 4800 South Pulaski, Chicago, Illinois, unless adjourned or postponed.

Matters to Be Considered

            At the special meeting, you will be asked to consider:
  a proposal to adopt the merger agreement between PNA Holding Company and PS Financial; and

  such other business that may properly come before the special meeting, and any adjournment or postponement of the special meeting.
            As of the date of this proxy statement, we are not aware of any business to be acted upon at the special meeting other than the proposal to adopt the merger agreement. If such other matters are properly brought before the special meeting or any adjournments or postponements of the special meeting, PS Financial's Board of Directors will have discretion to vote or act on such matters according to their best judgment; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of adjournment to solicit further proxies for that proposal.

Record Date; Voting Rights; Vote Required

            Record Date. Only our stockholders of record at the close of business on _________ __, 2001, are entitled to notice of and to vote at the special meeting. As provided in our certificate of incorporation, no one who beneficially owns, either directly or indirectly, in excess of 10% of our outstanding shares will be entitled to vote any shares held in excess of the 10% limit. As of ___________ __, 2001, there were _________ shares of our common stock outstanding and entitled to vote at the special meeting.

            Voting Rights. Each outstanding share of our common stock will be entitled to cast one vote per share at the special meeting. You may vote in person or by submitting a properly executed proxy. The presence, in person or by properly executed proxies, of the holders of at least one-third of all the shares entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the special meeting for purposes of determining the presence of a quorum. A broker non-vote is a proxy submitted by a broker which has not been voted. Under applicable rules, brokers or other nominees who hold shares in street name for customers who are the beneficial owners of such shares may not vote those shares with respect to the merger agreement unless they have received specific instructions from their customers.

            Vote Required. To adopt the merger agreement, the holders of a majority of the outstanding shares of PS Financial common stock entitled to vote must vote in favor of the merger agreement. Consequently, a failure to vote, an abstention or a broker non-vote will have the same effect as voting against the merger agreement. The affirmative vote of the holders of a majority of the shares of PS Financial common stock present and voting on the merger proposal may authorize the adjournment of the special meeting to solicit additional proxies for the merger proposal. No proxy that is voted against the merger proposal will be voted in favor of adjournment to solicit further proxies for that proposal.

            Adoption of the merger agreement by our stockholders is one of the conditions that must be satisfied to complete the merger. See "THE MERGER - Conditions to the Merger."

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Beneficial Ownership of PS Financial Common Stock

            As of _______ __, 2001, our directors and executive officers and their affiliates beneficially owned and were entitled to vote in the aggregate ________ shares of our common stock, or ___% of our outstanding shares of common stock entitled to vote at the special meeting. Our directors have each entered into a voting agreement with PNA Holding Company agreeing to vote all of the shares of PS Financial common stock owned or controlled by them in favor of the adoption of the merger agreement. As of _______ __, 2001, PNA Holding Company did not own any shares of PS Financial common stock.

PS Financial Common Stock

            Our common stock is traded on The Nasdaq National Market under the symbol "PSFI." On June 12, 2001, the last trading day prior to the joint announcement by PS Financial and PNA Holding Company that they had entered into the merger agreement, the closing price per share of our common stock was $12.28. On ______ __, 2001, which is the last practicable date prior to printing this proxy statement, the closing price per share of our common stock was $_____.

Proxies

            Shares of our common stock represented by properly executed proxies received prior to or at the special meeting will, unless they have been revoked, be voted at the special meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted "FOR" the adoption of the merger agreement.

            You should complete and return the proxy form accompanying this proxy statement to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting. If you are the record holder of your shares, you can revoke or change your proxy at any time before the vote is taken at the special meeting by:
  submitting written notice of revocation to the Secretary of PS Financial,

  submitting a properly executed proxy of a later date, or

  voting in person at the special meeting, but simply attending the special meeting without voting will not revoke an earlier proxy.
            Written notice of revocation and other communications about revoking your proxy should be addressed to: S. J. Ptak, Secretary, PS Financial, Inc., 4800 South Pulaski Road, Chicago, Illinois 60632-4195.

            If your PS Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet. Please see your instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

            Certain material events or changes in circumstances including a material amendment to the merger agreement or a material revision of the fairness opinion issued by Keefe, Bruyette & Woods may result in a resolicitation of your vote. Under those circumstances, we will provide you with supplemental information about the material event or change in circumstances and give you an opportunity to recast your vote.

            We have retained Regan & Associates, a professional proxy solicitation firm, to assist in the solicitation of proxies. We will pay Regan & Associates a fee of $5,000 plus expenses. We also will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of PS Financial common stock. In addition to solicitations by mail, our directors, officers and employees, who will not receive additional compensation for such services, may solicit proxies from our stockholders, personally or by telephone, telegram or other forms of communication.

            You are requested to complete, date and sign the accompanying proxy form and to return it promptly in the enclosed postage-paid envelope. You should not forward stock certificates with your proxy forms.

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THE MERGER

            The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A and incorporated by reference herein. All stockholders are urged to read the merger agreement in its entirety, as well as the opinion of our financial advisor attached as Appendix B.

General

            PS Financial and PNA Holding Company entered into an Agreement and Plan of Merger dated June 13, 2001. The merger agreement provides that if the conditions set forth in the merger agreement are met, a newly formed subsidiary of PNA Holding Company will merge with and into PS Financial, with PS Financial as the surviving corporation. As a result of this merger, each stockholder, including each holder of a vested restricted stock award, of PS Financial (other than those that choose to exercise appraisal rights and certain shares owned by PS Financial and PNA Holding Company and certain of their related-corporate entities other than in a fiduciary capacity or as a result of debts previously contracted) will be entitled to receive merger consideration equal to $14.00 in cash for each share of PS Financial common stock they hold, subject to possible adjustment as described below. See " - The Amount of Cash You Receive for Your Shares of PS Financial Stock May Change" below for possible adjustments to the merger consideration. Shares which are owned beneficially or of record by PS Financial, PNA Holding Company and certain of their related-corporate entities (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) will not be converted into the right to receive the merger consideration, but instead will be canceled and retired without consideration or conversion. Holders of options to purchase shares of PS Financial common stock, regardless of whether the option is exercisable, will receive a cash payment equal to the excess of $14.00 (subject to possible adjustment as described below) over the exercise price of such option, multiplied by the number of shares for which the option is exercisable.

            After the merger, PS Financial stockholders will cease to be stockholders of PS Financial. Immediately after the merger, (i) PS Financial, as a wholly owned subsidiary of PNA Holding Company, will merge with and into PNA Holding Company, with PNA Holding Company as the surviving company and (ii) Alliance, FSB, will be merged with and into Preferred Savings Bank, with Preferred Savings Bank as the surviving institution and, simultaneously with the merger, change its name to Alliance, FSB. Two directors from PS Financial will become directors of the combined bank, Alliance, FSB.

The Companies

PS Financial, Inc.
4800 South Pulaski Road
Chicago, Illinois 60632-4195
(773) 376-3800

            PS Financial is a Delaware corporation and the parent savings and loan holding company of Preferred Savings Bank. Preferred Savings Bank provides full-service banking through its main office located in Chicago, Illinois. At March 31, 2001, on a consolidated basis, PS Financial had $58.2 million in deposits, $112.0 million in total assets, and $16.2 million in stockholders' equity.

PNA Holding Company
7840 North Milwaukee Avenue
Niles, Illinois 60714
(847) 966-7900

            PNA Holding Company is the holding company for Alliance, FSB. Alliance, FSB, which was organized in June 1999, is located in Niles, Illinois. At March 31, 2001, on a consolidated basis, PNA Holding Company had $48.3 million of deposits, $57.1 million in total assets, and $6.3 million in stockholders' equity. PNA Holding Company is a wholly owned subsidiary of the Polish National Alliance of the United States of North America, a fraternal benefit

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life insurance company. The Polish National Alliance of the United States of North America was founded in 1880 and operates in 38 states. At December 31, 2000, the Polish National Alliance had $328.6 million in admitted assets and $30.6 million in statutory surplus.

Background of the Merger

            Preferred Savings Bank completed its initial public offering in November, 1996 and concurrently formed its holding company, PS Financial, Inc. Since its initial public offering in 1996, Keefe, Bruyette & Woods has been engaged by PS Financial to enhance stockholder value utilizing a variety of tools. These tools included a 20 percent modified dutch auction tender offer completed in April 2000, quarterly cash dividends and an active share repurchase program. At its annual meeting held in May 2000, PS Financial stockholders approved a stockholder proposal to form a committee to review PS Financial's strategic options, including a sale of the company. In addition, Paul Duggan, a dissident director, was elected to the Board. As a result, in June 2000 the PS Financial Board of Directors met with Keefe, Bruyette & Woods to discuss the mergers and acquisitions environment. Among the items discussed were the historical financial performance of PS Financial, the historical price and trading volume for PS Financial common stock, the performance summary of publicly traded thrifts in Illinois, an overview of market pricing for thrifts and a summary of recent prices paid for mergers and acquisitions of comparable companies. The Board determined to retain Keefe, Bruyette & Woods and instructed Keefe, Bruyette & Woods to begin the process of identifying potential acquirors.

            Keefe, Bruyette & Woods began marketing PS Financial to potential acquirors in August 2000. Forty-four institutions and private investors were contacted in the marketing process. During August and September 2000, 21 entities signed confidentiality agreements to receive information regarding PS Financial. Four preliminary indications of interest were received. In November 2000, the Board met and discussed each of the indications of interest. The Board decided to invite one private investor for due diligence. After the private investor preformed its due diligence, the indication of interest was clarified and subsequently the per share price was lower than previously indicated. In February 2001, the Board met and decided to reject the indication of interest. The Board then issued a press release publicly announcing the hiring of Keefe, Bruyette & Woods to advise the board with respect to enhancement of stockholder value, including the possible sale or merger of the company. In March 2001, Keefe, Bruyette & Woods updated the marketing materials and contacted several of the potential acquirors it had previously contacted as well as several new prospects. Four revised indications of interest were received and the Board met and agreed to allow three companies to perform due diligence. The revised indications of interest were received from the three companies in May 2001. The Board met and discussed the final indications of interest; two of the indications of interest were very similar. The Board authorized Keefe, Bruyette & Woods to go back to each of the two parties and ask for clarification on several issues related to their offers and to provide a final and best offer. Neither party changed its offer price. After consideration of the clarifications, the Board voted to authorize its President, legal counsel and Keefe, Bruyette & Woods to negotiate a definitive agreement with PNA Holding Company. On June 13, 2001, a merger agreement was presented to the PS Financial Board. At the meeting, the terms of the agreement were reviewed by counsel with the Board, and Keefe, Bruyette & Woods presented its analysis and opinion as to the fairness of the consideration to stockholders of PS Financial from a financial point of view. At the conclusion of the meeting, the Board voted unanimously in favor of the merger agreement and the transactions contemplated therein.

Our Reasons for the Merger; Recommendation of Your Board of Directors

            Our Board of Directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of PNA Holding Company and PS Financial, are in the best interests of our stockholders. In the course of reaching its determination, our Board of Directors considered the following factors:
  the merger consideration to be paid to our stockholders in relation to the market value, book value and earnings per share of our common stock,

  information concerning our financial condition, results of operations, capital levels, asset quality and prospects,

  industry and economic conditions,

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  our assessment of PNA Holding Company's ability to pay the aggregate merger consideration,

  the opinion of our financial advisor as to the fairness of the merger consideration from a financial point of view to the holders of our common stock,

  the general structure of the transaction and the compatibility of management and business philosophy,

  the impact of the merger on the depositors, employees, customers and communities served by us through expanded commercial, consumer and retail banking products and services,

  the results of our due diligence investigation of PNA Holding Company, including the likelihood of receiving the requisite regulatory approvals in a timely manner,

  the ability of PNA Holding Company after the merger to compete in relevant banking and non-banking markets, and our strategic alternatives to the merger, including the continued operation of Preferred Savings Bank as an independent financial institution.

            In making its determination, our Board of Directors did not ascribe any relative or specific weights to the factors which it considered. The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but it does include the material factors considered by our Board.

            Our Board of Directors believes that the merger is in the best interests of PS Financial and our stockholders. The Board of Directors unanimously recommends that our stockholders vote for the adoption of the merger agreement.

The Consideration is Fair According to Our Financial Advisor

            In June 2000, Keefe, Bruyette & Woods was retained by PS Financial to market PS Financial to potential merger partners, assist our Board in evaluating offers received, assist in the negotiation of the terms of a potential merger with another institution and provide its opinion as to the fairness of the transaction to stockholders from a financial point of view. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks and thrifts and bank and thrift holding companies. Our Board of Directors selected Keefe, Bruyette & Woods on the basis of the firm's reputation, its experience and expertise in transactions similar to the merger and the long-term relationship that has existed since the Company's 1996 initial public offering.

            Pursuant to its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of PS Financial. Keefe, Bruyette & Woods delivered its opinion to the PS Financial Board that, as of June 13, 2001, the merger consideration is fair, from a financial point of view, to the stockholders of PS Financial. No limitations were imposed by our Board upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods has consented to the inclusion of this summary of its opinion to the PS Financial Board and to the reference to the entire opinion attached as Appendix B.

            The full text of Keefe, Bruyette & Woods' opinion, setting forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods in rendering its opinion, is attached as Appendix B to this proxy statement. You are urged to, and should, read this opinion carefully. Keefe, Bruyette & Woods' opinion, as delivered to the Board of Directors of PS Financial, addresses only the fairness from a financial point of view to the holders of PS Financial common stock of the consideration to be paid to such holders, pursuant to the merger agreement and does not address any other aspect of the acqisition or constitute a recommendation to any shareholder as to how to vote at the special meeting. The summary of the opinion of Keefe, Bruyette & Woods set forth in this proxy statement is qualified in its entirety by reference to the opinion.

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            In rendering its opinion, Keefe, Bruyette & Woods reviewed (i) the Agreement and Plan of Merger by and between PS Financial and PNA Holding Company, (ii) PS Financial's Annual Report, Proxy Statement and Form 10-KSB for the years ended December 31, 1999 and 2000, (iii) quarterly report on Form 10-QSB for the quarter ended March 31, 2001; and (iii) other information Keefe, Bruyette & Woods deemed relevant. In addition Keefe, Bruyette & Woods reviewed, the financial statements of PNA Holding Company for the year ended September 30, 2000, and certain other information deemed relevant. Keefe, Bruyette & Woods also (i) discussed with senior management and the boards of directors of PS Financial and its wholly-owned subsidiary, Preferred Savings Bank, the current position and prospective outlook for PS Financial to enhance future stockholder value, (ii) discussed with senior management of PS Financial their operations, financial performance and future plans and prospects, (iii) considered historical quotations, levels of activity and prices of recorded transactions in PS Financial' s common stock, (iv) reviewed financial and stock market data of other thrifts in a comparable asset range to PS Financial, (v) reviewed certain recent business combinations of strategic alliance transactions which Keefe, Bruyette & Woods deemed comparable in whole or in part, and (vi) performed other analyses which Keefe, Bruyette & Woods considered appropriate.

            In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by PS Financial and PNA Holding Company. In its review, with the consent of the PS Financial Board, Keefe, Bruyette & Woods did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities, and potential or contingent liabilities of PS Financial or PNA Holding Company.

            The following is a brief summary of the material financial analyses performed by Keefe, Bruyette & Woods in preparing its opinion.

            Regional Group Analysis. Keefe, Bruyette & Woods reviewed the financial performance of PS Financial based on various financial measures of asset size, earnings performance, tangible equity/assets, market pricing ratios, and dividend-related ratios to publicly-traded thrift institutions in Illinois with assets between $25 million and $250 million (65 in the group). This analysis showed, among other things, that as of March 31, 2001 PS Financial compared as follows:

				Price to
	Assets ($M)	Tangible Equity/Assets	Quarter ROAE	Quarter EPS	Book	Tangible Book
PS Financial	111.9	14.5%	6.07%	15.4x	83%	83%
Average	139.1	12.3%	5.52%	18.6x	83%	84%
Median	134.9	11.5%	5.89%	13.4x	83%	84%

Analysis of Selected Mergers / Strategic Alliance Transactions.

            In rendering its opinion, Keefe, Bruyette & Woods analyzed the consideration offered by PNA Holding Company in relation to comparable merger and acquisition transactions of pending and completed thrift deals, comparing merger consideration relative to tangible book value, last 12 months earnings and premium to core deposits. Pending and completed thrift deals consist of thrift acquisitions with deal values between $10 million and $30 million, target equity to assets ratios between 10% and 20% and target return on average equity between 6% and 12%. Completed deals consist of those closed since June 30, 2000.

            The information in the foregoing tables summarizes the comparable group results analyzed by Keefe, Bruyette & Woods with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods's analysis or

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isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

	Price to
	Tangible Book (%)	EPS (x)	Core Deposit Premium
PS Financial @ $14.00:	122.8%	18.5x	9.6%
Median of Pending Deals:	135.8%	19.7x	7.6%
Median of Completed Deals:	128.0%	20.7x	6.6%

            No company or transaction used in any of the above analyses, as a comparison is identical to PS Financial, PNA Holding Company or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not formulaic; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

            Based on the above information Keefe, Bruyette & Woods concluded that the merger consideration was fair from a financial point of view relative to comparable transactions. Further, the fairness analysis considered (i) the relative market performance of the thrift stocks in general over the past year; (ii) the relative historical returns on equity of PS Financial; and (iii) the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread and asset quality. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process. In addition, the consideration to be paid to holders of shares of PS Financial common stock pursuant to the merger agreement was determined though arms-length negotiations between PNA Holding Company and PS Financial and was approved by the PS Financial Board of Directors. Keefe, Bruyette & Woods did not recommend any specific consideration to PS Financial or advise that any given consideration constituted the only appropriate consideration for the acquisition. Consequently, the Keefe, Bruyette & Woods analyses as described above should not be viewed as determinative of the opinion of the PS Financial Board with respect to the value of PS Financial or of whether the PS Financial Board would have been willing to agree to different consideration.

            In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and PS Financial. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

            Keefe, Bruyette & Woods will receive a fee of $205,696 for services rendered in connection with advising and issuing a fairness opinion regarding the Merger. As of the date of the Proxy Statement, Keefe, Bruyette & Woods has received $25,000 of such fee, the remainder of the fee is due upon closing of the Merger. In addition, PS Financial has agreed to reimburse Keefe, Bruyette & Woods for out of pocket expenses up to $5,000. In the past, Keefe, Bruyette & Woods has provided financial advisory services to PS Financial and has received customary fees for rendering these services. In particular, Keefe, Bruyette & Woods provided general financial advisory advice during 1999 and 2000 and was paid a total of $20,000. In addition, in march of 2000, Keefe, Bruyette & Woods acted as tender offer information agent and deal manager for PS Financial's dutch auction tender offer and was paid $56,412.00 PS Financial has also agreed to indemnify Keefe, Bruyette & Woods, its affiliates, and their respective partners, directors, officers, agents,

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consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

The Amount of Cash You Receive for Your Shares of PS Financial Stock May Change

            For each full month the merger does not close after September 30, 2001, through no fault of PS Financial, the $14.00 in cash to be paid by PNA Holding Company for each share of PS Financial common stock shall be increased by $0.06 per share. For example, if the merger is completed at any time during the month of November 2001, then each PS Financial stockholder would be entitled to receive $14.06 for each share of PS Financial common stock held.

            In addition, as a condition to closing, PS Financial must provide PNA Holding Company with a tax opinion from Crowe, Chizek & Co. LLP stating that all severance payments made to officers or employees of PS Financial or Preferred Savings Bank shall be fully deductible for federal and Illinois income tax purposes. In the event that there are any "excess parachute" payments resulting from the making of any such severance payments, the amount of the excess payments under Section 280(G) of the Internal Revenue Code will be quantified, then multiplied by 38.75% and the result thereof divided by 1,422,417 shares to determine any cash payment per share reduction to the $14.00 in cash to be paid by PNA Holding Company for each share of PS Financial common stock.

Procedures for Surrendering Your Certificates in Exchange for the Merger Consideration

            PNA Holding Company will appoint an exchange agent to facilitate the payment for shares of PS Financial common stock. Within five days after the effective time of the merger, PNA Holding Company will deposit with the bank or trust company that will serve as exchange agent, sufficient funds so that the exchange agent can pay the merger consideration to the PS Financial stockholders. No later than five business days after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions to all PS Financial stockholders at their addresses as shown on PS Financial's official stock records. The stockholders can then use the letter of transmittal to submit their stock certificates for payment. If the stockholder has lost his or her stock certificate, the exchange agent or PNA Holding Company may require that the stockholder submit (i) an appropriate affidavit by the person claiming the loss, theft or destruction of his or her certificate, (ii) an indemnity agreement and (iii) if required by the exchange agent or PNA Holding Company, a bond.

            The merger consideration will be paid without interest. Accordingly, stockholders of PS Financial should promptly complete and return their letters of transmittal as soon as possible. Letters of transmittal will be sent to the address used to mail this proxy statement. If you own your PS Financial stock in your own name and you want to update your address, you should immediately contact PS Financial's transfer agent, First Bankers Trust Co., at (___) ___-____. If you own your stock in "street name" through a broker, bank or other nominee, the exchange agent will send the letter of transmittal to the record owner of your shares and you will not need to submit your certificates yourself for payment. Instead, you should contact your broker to receive payment.

            You should not return your PS Financial common stock certificates with the enclosed proxy, and you should not send your stock certificates to the exchange agent until you receive the letter of transmittal.

            After six months following the effective time of the merger, the exchange agent will deliver to PNA Holding Company any funds not claimed by former PS Financial stockholders. Thereafter, the payment obligation for any certificate representing PS Financial common stock which has not been satisfied will become the responsibility of PNA Holding Company.

            If certificates for PS Financial common stock are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental agency, the unclaimed amounts will become the property of PNA Holding Company to the extent permitted by applicable law, free and clear of all claims or interest of any person previously entitled to such property. None of PNA Holding Company, PS Financial, the exchange agent or any other party to the merger will be liable to any former holder of PS Financial common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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Representations and Warranties Made by PS Financial and PNA Holding Company

            The merger agreement contains representations and warranties made by us and PNA Holding Company which are customary for this type of merger transaction, including, among others, representations and warranties concerning:
  the organization and registration of PS Financial, Preferred Savings Bank, PNA Holding Company and Alliance FSB,

  the due authorization, execution, delivery and performance of the merger agreement,

  the financial statements of PNA Holding Company, and its parent company and us,

  the receipt of a fairness opinion from our financial advisor regarding the merger consideration,

  the regulatory reports filed by PS Financial and PNA Holding Company and their subsidiaries,

  governmental approvals required for the consummation of the merger,

  the absence of actions, facts or circumstances that would materially impede or delay consummation of the merger, and the accuracy of the information in this proxy statement.
            We made certain additional representations and warranties (which are also customary), among others, regarding our capitalization, our subsidiaries, the absence of certain interim events, the absence of any broker's and finder's fees other than that owed our financial advisor, other material agreements, employee benefit plans, registration of our securities, our compliance with laws, absence of certain violations as a result of the merger, litigation and environmental matters, the adequacy of insurance coverage, labor matters, any claims for indemnification, the status of our loan and investment portfolios, the absence of certain defaults, the value of real estate loans and investments, tax matters, real estate owned or leased by us, material interests of certain persons and the accuracy of our disclosures. PNA Holding Company has represented that it will have the funds sufficient to pay the merger consideration required of it under the merger agreement, subject to regulatory approval, which it expects to receive.

            Many of the representations and warranties are qualified by a material adverse effect standard, which for purposes of the merger agreement, means an effect that is material and adverse to the condition (financial or otherwise), operations or business of the party making the representation or warranty and its subsidiaries taken as whole, or (ii) would materially impair the ability of PNA Holding Company or PS Financial to consummate the merger, other than any material adverse effects arising out of any change or development relating to:
  changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institution industries;

  changes in GAAP that are generally applicable to the banking or savings institution industries;

  expenses incurred in connection with the transactions contemplated hereby;

  actions or omissions of PNA Holding Company or PS Financial (or any of their subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated by the merger;

  changes attributable to or resulting from changes in general economic conditions which have a uniform affect on the banking or savings institution industries, including changes in the prevailing level of interest rates.
            If the merger agreement is terminated, there will be no liability on the part of either us or PNA Holding Company other than the possible payment of liquidated damages to PNA Holding Company as discussed below under "- Effect of Termination," and except that no party shall be relieved or released from any liability arising out of a willful breach by it of any covenant, undertaking representation or warranty in the merger agreement.

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Conditions to the Merger

            The respective obligations of PNA Holding Company and PS Financial to effect the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:
  approval of the merger agreement by PS Financial's stockholders,

  the receipt of all required regulatory and third party approvals, consents or waivers; provided that none of such approvals, consents or waivers contain in the reasonable opinion of PNA Holding Company, any conditions or requirements that are unduly burdensome or would materially reduce the value of the merger transactions to PNA Holding Company, the absence of any statute, rule, regulation, injunction or other order which prohibits, restricts or makes illegal the completion of the merger transactions,

  the absence of any order, decree or injunction of a court or agency of competent jurisdiction which prevents the completion of the merger transactions,

  the execution of non-competition agreements by S.J. Ptak and Kimberly P. Rooney,

  the accuracy of the other party's representations and warranties in all material respects,

  the performance by the other party of its obligations contained in the merger agreement in all material respects, and the receipt of certain certificates.
            PNA Holding Company's obligation to effect the merger also is subject to the following conditions:
  from the date of the merger agreement to the closing of the merger, PS Financial will not have been affected by any event which has had or caused, or is reasonably likely to have or cause, a material adverse effect, at least six of the eight directors of PS Financial shall sign and deliver voting agreements to PNA Holding, which condition has been met,

  receipt of an opinion from Crowe, Chizek & Co. LLP, that all severance payments made to officers or employees of PS Financial or Preferred shall be fully deductible for federal and Illinois income tax purposes, receipt of a tax opinion from PS Financial's counsel that (i) the merger of Alliance and Preferred will constitute a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended; (ii) Preferred will not as a result of consummating the merger be required to restore to income for federal income tax purposes any portion of its tax bad debt reserve; and (iii) no gain or loss will be recognized for federal income tax purposes by PS Financial, PNA Holding Company, Preferred, or Alliance solely as a result of the merger, and the holders of not more than 10% of PS Financial common stock shall have dissented from the merger.
            There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware. It is currently anticipated that the effective time of the merger will occur at the end of the third quarter or the beginning of the fourth quarter of 2001.

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Conduct of Business Prior to the Completion of the Merger

            PNA Holding Company and PS Financial have agreed that during the period from the date of the merger agreement to the completion of the merger none of us will, except with prior written consent of the other party:
  take any action that would cause our or PNA Holding Company's representations and warranties contained in the merger agreement not to be true and correct in any material respect at the effective time of the merger or that would cause any of the conditions to the merger not to be satisfied, voluntarily take any action that would materially impede or delay the completion of the merger transactions or the ability of the parties to perform their respective covenants and agreements under the merger agreement, or agree to do any of the foregoing.
            We also have agreed that during the period from the date of the merger agreement to the effective time of the merger (except as expressly provided in the merger agreement), we and our subsidiaries will:
  conduct our business in the ordinary course consistent with our past practice,

  preserve intact our business organization,

  keep available the services of our employees,

  preserve the good will of our customers and business relationships,

  confer regularly with PNA Holding Company regarding our consolidated financial condition, operations and business and matters relating to the completion of the merger transactions; deliver to PNA Holding Company all reports and documents filed by us or Preferred with the SEC or under banking regulations; and deliver to PNA Holding Company monthly consolidated balance sheets and statement of income and the monthly analysis of Preferred's investment portfolio, and if requested by PNA Holding Company within 10 days of the acquisition or lease by us of any real property after the date of the merger agreement, we will provide to it a report of a phase one environmental investigation, or a phase two environmental investigation if required, on real property owned or leased by us or our subsidiaries, with the costs of the environmental reports to be paid by PNA Holding Company.
            We also agreed, among other things, that, except as contemplated by the merger agreement or unless PNA Holding Company provides its written consent, we and our subsidiaries will not:
  declare, set aside, make or pay any dividend or other distribution, except for the quarterly dividend in August 2001 not to exceed $0.15 per share of PS Financial common stock,

  issue, grant, modify, authorize or purchase shares of our common stock, with certain exceptions,

  amend our certificate of incorporation, charter or bylaws,

  increase the compensation or benefits of our directors, officers or employees, or pay or agree to pay any bonus, severance or any other new benefit to our directors, officers or employees, with certain exceptions, enter into or, except as may be required by law or as permitted by the merger agreement, modify any employee benefit plan,

  originate or purchase any new brokered loans, any loan secured by a first trust or mortgage on a one- to four-family residential property in excess of $250,000, any loan secured by a second trust or mortgage in excess of $100,000, or any unsecured loan,

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  except as otherwise permitted, enter into (i) any agreement for the purchase, sale, transfer, mortgage, encumbrance or other disposition of any properties or assets outside the ordinary course of business, (ii) any other transaction, agreement, arrangement or commitment not made in the ordinary course of business, (iii) any agreement, indenture or other instrument relating to the borrowing of money by PS Financial or Preferred or guarantee by PS Financial or Preferred of any such obligation, except for deposits, FHLB advances not to exceed six months to maturity, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (iv) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment; or (v) any contract, agreement or understanding with a labor union, change any of our methods of accounting or any of our methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws, regulations or generally accepted accounting principles, enter into or renew any lease of real or personal property or any service contract; fail to give any required notice to prevent a lease or service contract from being renewed; or make any new capital expenditures in excess of $20,000 individually or $50,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, enter into or agree to enter into certain agreements, arrangements or commitments with any present or former employees, consultants, directors, which limit the ability of PS Financial' subsidiaries to engage in any line of business, which relate to the sale with recourse of loans or subservicing, or which are required to be filed with the SEC, file any applications or make any contract for branching, site location or relocation,

  purchase any security or acquire control over or any equity interest in any business or entity, other than in the ordinary course of business,

  enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of our assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights, materially change or modify any of our lending or investment policies, except to the extent required by law, regulatory authority or except as necessitated, in Preferred's reasonable opinion, due to changes in interest rates, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of our interest-earning assets and interest-bearing liabilities to changes in market interest rates, or materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except (i) in a manner and pursuant to policies consistent with past practices or (ii) to decrease rates on jumbo certificates of deposit; or change the interest rate paid on passbook or statement savings accounts;

  with certain exceptions prepay any debt, including FHLB advances at a premium or with a prepayment penalty or fee; or

  agree to do any of the foregoing.
            In addition, we have agreed that neither us nor any of our subsidiaries or any of our respective officers, directors, employees, representatives or agents will solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any alternative proposal with any person other than PNA Holding Company. An alternative proposal is a written proposal by a third party to engage in a merger, consolidation, purchase or lease of substantially all of our or Preferred assets, purchase securities representing more than 20% of the voting power of PS Financial or any similar transaction. We are permitted, however,

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to furnish information to or engage in discussions or negotiations with third parties if, after having consulted with and received the advice of our counsel, we determine that the failure to do so may cause our Board of Directors to breach its fiduciary duties. We are required to promptly inform PNA Holding Company of any requests for information or of any negotiations or discussions regarding any alternative proposal. In addition, we may not provide any information to a third party that we have not provided to PNA Holding Company.

            If our Board of Directors determines, after consultation with our financial advisor and legal counsel, that we have received an offer from a third party that is superior to PNA Holding Company's, we may terminate the merger agreement. If we terminate the merger agreement under these circumstances we may be required to pay PNA Holding Company liquidated damages as discussed under "- Effect of Termination."

Approvals Needed to Complete the Merger

            In addition to the approval of the merger agreement by our stockholders, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the Illinois Department of Insurance and the Office of Thrift Supervision. The required applications for these approvals have been filed and are currently pending. In reviewing applications under the Home Owners' Loan Act and the Federal Deposit Insurance Act, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

            Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of Preferred and Alliance in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Preferred Savings Bank and Alliance FSB each received a "satisfactory" rating during their respective last Community Reinvestment Act examinations.

            In addition, a period of up to 30 days must expire following approval by the OTS, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although we believe that the likelihood of such action by the Department of Justice is remote in this merger, there can be no assurance that the Department of Justice will not initiate such proceeding. If such proceeding is instituted or challenge is made, we cannot ensure a favorable result.

            We are not aware of any other regulatory approvals required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

            The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by PS Financial stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

            There can be no assurances that the requisite regulatory approvals will be received in a timely manner, in which event the consummation of the merger may be delayed. If the merger is not consummated on or before February 28, 2002, the merger agreement may be terminated by either PNA Holding Company or us.

            It is a condition to the consummation of the merger that the regulatory approvals be obtained without any conditions or requirements that are unduly burdensome or would materially reduce the value of the merger transactions to PNA Holding Company. No assurance can be provided that any such approvals will not contain terms, conditions or requirements which fail to satisfy this condition of the merger.

Waiver and Amendment of the Merger Agreement; Alternative Structure

            By written approval of its Board of Directors, each party to the merger agreement may extend the time for the performance of any of the obligations or acts of the other party and may waive:

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  any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement, compliance with any covenant, undertaking or agreements of the other party,

  to the extent permitted by law, satisfaction of any condition of the merger agreement, or the performance by the other party of any of its obligations under the merger agreement.
            The merger agreement may be amended at any time by mutual agreement of the parties as approved by their Boards; provided, however, that after our stockholders have adopted the merger agreement no amendment can modify the form or decrease the amount of the merger consideration or otherwise materially adversely affect our stockholders without their approval.

            With our written consent, PNA Holding Company may at any time modify the structure of the acquisition of PS Financial provided that:
  the merger consideration to be paid to our stockholders is not reduced and the form of the consideration is not changed, and the change in the structure of the merger will not materially delay or jeopardize receipt of the required regulatory approvals of the merger.
Termination of the Merger Agreement

            The merger agreement may be terminated in writing prior to the effective time of the merger by:
  the mutual consent of the Boards of PNA Holding Company and PS Financial,

  by the Boards of PNA Holding Company or PS Financial if:

    the other party has materially breached any of its covenants, undertakings or representations and warranties and the breach has not been cured within 30 days after the giving of written notice,

    any governmental entity of competent jurisdiction issues a nonappealable order prohibiting the completion of the merger transactions or if any application for regulatory approval is denied or withdrawn at the request or recommendation of the regulatory authority, provided that the denial or request or recommendation for withdrawal is not due to a breach of any provision of the merger agreement by the party seeking to terminate, our stockholders fail to adopt the merger agreement,

    if the merger is not consummated by February 28, 2002, provided that the party seeking to terminate is not then in breach of any of its covenants, agreements or representations and warranties,

  by the Board of PNA Holding Company if our Board of Directors fails to recommend, or fails to continue its recommendation, that our stockholders adopt the merger agreement or if our Board modifies, withdraws or changes in any manner adverse to PNA Holding Company its recommendation for adoption of the merger agreement, or by our Board if we have received an offer that is superior to the PNA Holding Company offer, and our Board has determined to accept the alternative offer and simultaneously with the termination of the merger agreement we enter into an acquisition agreement with respect to the alternative offer or our Board adopts a binding resolution to recommend to our stockholders that they accept a tender offer with respect to the offer.

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            In the event that the merger agreement is terminated, the merger agreement will become void and have no effect, except for:
  provisions relating confidential information,

  provisions relating to a liquidated damages fee in the amount fee of $200,000, plus reasonable expenses directly related to the transaction not to exceed $300,0000, payable to PNA Holding Company by PS Financial following the occurrence of:

    our Board's failure to recommend, or failure to continue its recommendation, that our stockholders adopt the merger agreement or our Board's modification, withdrawal or change in any manner adverse to PNA Holding Company its recommendation for adoption of the merger agreement, or our termination of the merger agreement prior to the date of the special meeting of stockholders to vote on the merger, solely for the purpose of accepting an alternative proposal from a third party or to recommend acceptance thereof to our stockholders, or our entering into an agreement with a third party relating to an alternative proposal to acquire us or the consummation of such an agreement within one year after the failure of our stockholders to adopt the merger agreement if, and only if, the alternative proposal was publicly announced (or otherwise disseminated to PS Financial stockholders) or presented to our Board prior to the date that PS Financial stockholders voted against adoption of the merger agreement.

  a breaching party will not be relieved from any liability or damages for its willful breach of any provision of the merger agreement. If demand is made to us to pay liquidated damages and we timely pay such damages, then we are not liable for any other damages under the merger agreement.

Interests of Directors and Officers in the Merger that are Different from Your Interests

            Some members of our management and Board of Directors may have interests in the merger that are in addition to or different from the interests of our stockholders. Our Board was aware of these interests and considered them in approving the merger agreement.

            Employment Agreements. President Rooney and Chairman Ptak each has an employment agreement with Preferred Savings Bank. Under the employment agreements, President Rooney and Chairman Ptak are each entitled to receive a payment upon termination of their employment in connection with a change in control. The payments to be made to President Rooney and Chairman Ptak under their agreements will be $393,761 and $276,390, respectively.

            Change of Control Severance Agreement. Jeffrey Przybyl, Chief Financial Officer of PS Financial and Preferred Savings Bank, has a change of control agreement with Preferred Savings Bank. The change in control agreement provides for a payment to Mr. Przybyl of $40,000 upon termination of employment other than for cause. Mr. Przybyl will only receive a payment under his change in control severance agreement in the event he is terminated by PNA Holding Company or Alliance, FSB.

            Non-Compete Agreements. S. J. Ptak, our Chairman, and Kimberly P. Rooney, our President and Chief Executive Officer, will enter into Non-Competition Agreements. Under the Non-Competition Agreements, Mrs. Rooney and Mr. Ptak will agree that for a period of three years from the date of consummation of the merger they will not without the express written consent of PNA Holding Company (i) solicit current customers or mortgage brokers of PS Financial to stop doing business with PNA Holding Company or begin doing business with a competitor of PS Financial or (ii) engage in the banking and mortgage lending business within a five mile radius of PS Financial's main office. In consideration for entering into these agreements, Mrs. Rooney and Mr. Ptak will each receive $31,325. In addition, as an inducement to entering into the Non-Competition Agreements, Mrs. Rooney and Mr. Ptak and their families will receive group health insurance benefits through November 24, 2004.

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            PS Financial Stock Options. As of _________ __, 2001, directors and executive officers held options to purchase in the aggregate 165,750 shares of PS Financial common stock. Under the terms of the merger agreement, each holder of a PS Financial stock option will receive a cash payment, as described earlier in this proxy statement, in exchange for executing a cancellation agreement with respect to his or her PS Financial stock options. Upon completion of the merger, Kimberly Rooney, S.J. Ptak and Jeffrey Przybyl will receive a cash payment of $162,568.00, $162,568.00 and $26,820.00, respectfully, in exchange for canceling their stock options.

            PS Financial Restricted Stock Awards. As of _________ __, 2001, an aggregate of 12,436 unvested shares of our common stock have been awarded but not issued. Under the terms of the merger agreement, each holder of PS Financial unvested restricted shares will receive cash payment, as described earlier in this proxy statement, in exchange for executing a cancellation agreement with respect to his or her unvested restricted stock. Upon completion of the merger, Kimberly Rooney, Jeffrey Przybyl and S.J. Ptak will receive a cash payment of $61,096.00, $61,096.00 and $8,400.00, respectively, in exchange for canceling their restricted stock agreements.

             PS Financial Employee Stock Ownership Plan. As of _________ __, 2001, our ESOP held ______ shares of our common stock which had not yet been allocated to participants and which were pledged as collateral for the remaining $____ million loan to the ESOP. The ESOP will be terminated upon completion of the merger, at which time the loan will be repaid with the cash received by the ESOP in the merger. Based on the number of unallocated shares and the current loan balance, the ESOP will have approximately $___ million of cash after repayment of the ESOP loan, which cash will be allocated to the participants in accordance with the terms of the ESOP and distributed to participants in the ESOP following receipt of a favorable determination letter from the Internal Revenue Service.

            Board of Directors. Upon completion of the merger, Kimberly Rooney and S.J Ptak will be elected to the Board of Directors of the combined bank. These individuals will receive the same board fees as those received by other members of the board upon which they sit.

            Protection of Directors, Officers and Employees Against Claims. In the merger agreement, PNA Holding Company has agreed to indemnify our and our subsidiaries' directors and officers after the completion of the merger to the fullest extent permitted under law and our or our subsidiaries' certificate of incorporation, charter or bylaws. PNA Holding Company also has agreed to maintain, for a period of six years after the effective time of the merger, our and our subsidiaries' current directors' and officers' liability insurance policies, provided that PNA Holding Company may substitute insurance policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous or containing terms and conditions consistent with PNA Holding Company 's current insurance policies, or PNA Holding Company may purchase single limit tail coverage for a period not to exceed the expiration of any applicable statute of limitations.

Employees and Benefit Plans

            The merger agreement provides that our and our subsidiaries' full-time employees who remain employed by PNA Holding Company or its subsidiary after the effective time of the merger will be eligible to participate in the benefit plans of Alliance, FSB that are generally available to their full-time employees subject to the terms and provisions of the benefit plans. Continuing employees will receive credit for years of service with us and our subsidiaries for purposes of determining eligibility for participation, vesting and entitlement to vacation time and sick pay (but not for purposes of accrual or restoration of benefits that are calculated on an actuarial basis, including any qualified or non-qualified defined benefit plan or restoration plan) with Alliance, FSB. Contributions to and accrual of benefits under benefit plans of Alliance, FSB on behalf of continuing employees will only relate to qualifying compensation earned by the employees after the effective time of the merger, subject to the terms and provisions of such benefit plans.

You Have Dissenters' Rights of Appraisal

            Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the

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Delaware Court of Chancery. Stockholders electing to exercise dissenters' rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law to perfect their rights. A copy of Section 262 is attached as Appendix C.

            The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the merger and perfect a stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law.

            Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of dissenters' rights in connection with the merger. If you wish to consider exercising your dissenters' rights you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

            If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:
  You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

  You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

  You must continuously hold your shares of PS Financial common stock through the effective time of the merger.
            If you fail to comply with all of these conditions and the merger is completed, you will be entitled to receive the cash payment for the shares of PS Financial common stock you hold as of the effective time of the merger as provided for in the merger agreement but will have no dissenters' rights of appraisal for your shares of PS Financial common stock.

            All demands for appraisal should be addressed to the Corporate Secretary, PS Financial, Inc., 4800 South Pulaski Road, Chicago, Illinois 60632-4195, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of PS Financial common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

            To be effective, a demand for appraisal by a holder of PS Financial common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

            If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the

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number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

            If you hold your shares of PS Financial common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

            Within ten days after the effective date of the merger, PNA Holding Company must give written notice that the merger has become effective to each PS Financial stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either PNA Holding Company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from PNA Holding Company during this 120 day period a statement setting forth (a) the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received, and (b) the aggregate number of holders of such shares. We have been informed that PNA Holding Company does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

            At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of PS Financial common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to PNA Holding Company, PNA Holding Company will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the court may dismiss the proceedings as to such stockholder.

            After determination of the stockholders entitled to appraisal of their shares of PS Financial common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

            In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

            Costs of the appraisal proceeding may be imposed upon PNA Holding Company and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

            Any stockholder who demands appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her PS Financial common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal

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made more than 60 days after the effective date of the merger may only be made with the written approval of PNA Holding Company.

            In view of the complexity of Section 262, PS Financial stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Federal Income Tax Consequences of the Merger to You

            The exchange of your PS Financial common stock for cash pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under state, local and other tax laws. Similarly, any PS Financial stockholders who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of PS Financial common stock will recognize gain or loss for federal income tax purposes and may recognize gain or loss under state, local and other tax laws. A stockholder of PS Financial will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the tax basis in the PS Financial common stock exchanged by such stockholder pursuant to the merger. Gain or loss must be determined separately for each block of PS Financial common stock surrendered pursuant to the merger. For purposes of federal tax law, a block consists of shares of PS Financial common stock acquired by the stockholder at the same time and price.

            Gain or loss recognized by the stockholder exchanging his or her PS Financial common stock pursuant to the merger or pursuant to the exercise of dissenters' rights will be capital gain or loss if such PS Financial common stock is a capital asset in the hands of the stockholder. If the PS Financial common stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to federal income tax at capital gain rates applicable to the stockholder (up to a maximum of 39.6% for short-term capital gains and 20% for long-term capital gains), and capital gains recognized by an exchanging corporate stockholder generally will be subject to federal income tax at a maximum rate of 35%.

            Neither PNA Holding Company nor PS Financial has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to PS Financial's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to PS Financial's stockholders with respect to any of the tax effects of the merger to stockholders.

            The federal income tax discussion set forth above is based upon current law and is intended for general information only. You are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of state, local or other tax laws and of any proposed changes in those tax laws and the Internal Revenue Code.

Accounting Treatment of the Merger

            The merger will be accounted for under the purchase method of accounting. Under this method of accounting, PNA Holding Company and PS Financial will be treated as one company as of the date of the merger, and PNA Holding Company will record the fair market value of PS Financial's assets less liabilities on its consolidated financial statements. Acquisition costs in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset. The reported consolidated income of PNA Holding Company will include our operations after the completion of the merger.

Who Pays for What

            All out-of-pocket costs and expenses incurred in connection with the merger (including, but not limited to, counsel fees) will be paid by the party incurring such costs and expenses.

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BENEFICIAL OWNERSHIP OF PS FINANCIAL COMMON STOCK

            Stockholders of record as of the close of business on __________ __, 2001will be entitled to one vote for each share of our common stock then held. As of that date, we had ____________ shares of common stock issued and outstanding. The following table sets forth information regarding the share ownership of:

  each holder of more than 5% of our outstanding common stock, including our Employee Stock Ownership Plan,

  each member of our Board of Directors and each executive officer who is not a director, and all of our directors and executive officers as a group.
            The persons named in this table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as PS Financial. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of PS Financial.

            Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after _________ __, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Shares Beneficially Owned	Percent of Class
Paul J. Duggan Jackson Boulevard Capital Management, Ltd. Jackson Boulevard Equities, L.P. Jackson Boulevard Partners Jackson Boulevard Investments, L.P. Jackson Offshore Fund, Ltd.(1) 53 West Jackson Blvd. Suite 400 Chicago, Illinois 60604	130,200	10.2%
PS Financial, Inc. Employee Stock Ownership Plan (2)	165,053	12.9
Kimberly P. Rooney, President, President, Chief Executive Officer and Director (3)	197,442	14.6
Edward Wolak, Director	17,746	1.4
Lorraine G. Ptak, Director(3)	197,442	14.6
Sylvester J. Ptak, Chairman of the Board (3)	197,442	14.6
John Janczur. Director	620	*
Jeanine M. McInerney, Director	10,746	*
Paul J. Duggan. Director	130,200	10.2
Vincent Cainkar, Director	19,714	1.5
All directors and executive officers (9 persons) as a group(4)	376,893	27.7
____________________________

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(1)	The above information is as reported by Paul J. Duggan ("Duggan"), Jackson Blvd Capital Management Ltd. ("Jackson Capital"), Jackson Blvd Equities, L.P. ("Jackson Equities"), Jackson Blvd Investments, L.P. ("Jackson Investments") and Jackson Offshore Fund, Ltd. ("Jackson Offshore") on Amendment No. 4 to Schedule 13-D dated April 11, 2000. Pursuant to such report, Duggan reported sole voting and dispositive power over 500 shares, shared voting power over 112,575 shares and shared dispositive power over 129,700 shares. Jackson Capital reported sole voting and dispositive power over no shares, shared voting power over 57,075 shares and shared dispositive power over 74,200 shares. Jackson Equities reported sole voting and dispositive power over no shares and shared voting and dispositive power over 37,814 shares. Jackson Partners reported sole voting and dispositive power over no shares and shared voting and dispositive power over 55,500 shares. Jackson Investments reported sole voting and dispositive power over no shares and shared voting and dispositive power over 19,261 shares. Jackson Offshore reported sole voting and dispositive power over no shares, shared voting power over no shares and shared dispositive power over 17,125 shares.

(2)	The amount reported represents shares held by the PS Financial Employee Stock Ownership Plan ("ESOP"), 76,958 of which have been allocated to accounts of participants. First Bankers Trust, Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.

(3)	Includes shares held directly as well as 19,317 shares allocated to Ms. Rooney's account pursuant to the ESOP and 32,733 shares which Ms. Rooney has the right to acquire pursuant to stock options that are currently exercisable. The amount shown above also includes shares held by directors S. J. and L. G. Ptak, as well as 32,733 currently exercisable options awarded to S.J. Ptak and 6,546 currently exercisable options awarded to L. G. Ptak. Ms. Rooney is the daughter of Chairman Ptak and Secretary-Treasurer Lorraine Ptak.

(4)	Amount includes shares held directly, as well as shares allocated to such individuals under the ESOP, shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity or by certain family members, with respect to which shares the group members may be deemed to have sole voting and/or investment power. The amounts reported include 90,504 shares subject to currently exercisable options.

STOCKHOLDER PROPOSALS

            In order to be eligible for inclusion in PS Financial's proxy materials for the next annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at its main office, located at 4800 South Pulaski Road, Chicago, Illinois 60632-4195, no later than December 20, 2001. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. Otherwise, any stockholder proposal to take action at such meeting must be received at PS Financial's main office located at 4800 South Pulaski Road, Chicago, Illinois 60632-4195 by January 19, 2002; provided, however, that in the event that the date of the annual meeting is held before April 18, 2002 or after July 15, 2002, the stockholder proposal must be received not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made. All stockholder proposals must also comply with PS Financial's by-laws and Delaware law.

OTHER MATTERS

            Each proxy solicited also confers discretionary authority on our Board of Directors to vote the proxy with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the special meeting. Our Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matter should properly come before the special meeting, it is intended that proxy holders will act in accordance with their best judgment.

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APPENDIX A

AGREEMENT AND PLAN OF MERGER

between

PNA HOLDING COMPANY

and

PS FINANCIAL, INC.

dated as of June 13, 2001

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TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS	A-1

ARTICLE II
THE MERGERS

2.1	The Cash-Out Merger	A-6
2.2	Effective Time; Closing	A-6
2.3	Treatment of Capital Stock of Merger Sub, Seller and Buyer	A-6
2.4	Stockholder Rights, Stock Transfers	A-6
2.5	Options	A-6
2.6	Exchange Procedures	A-7
2.7	Dissenting Shares	A-8
2.8	Holding Company and Financial Institution Mergers	A-8
2.9	Additional Actions	A-8

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Capital Structure	A-8
3.2	Organization, Standing and Authority of Seller	A-9
3.3	Seller Subsidiaries	A-9
3.4	Registration Obligation	A-9
3.5	Authorized and Effective Agreement	A-9
3.6	Securities Documents and Regulatory Reports	A-10
3.7	Financial Statements	A-10
3.8	Material Adverse Change	A-11
3.9	Environmental Matters	A-11
3.10	Tax Matters	A-11
3.11	Legal Proceedings	A-12
3.12	Compliance with Laws	A-12
3.13	Certain Information	A-12
3.14	Employee Benefit Plans	A-12
3.15	Certain Contracts	A-13
3.16	Brokers and Finders	A-14
3.17	Insurance	A-14
3.18	Properties	A-14
3.19	Labor	A-14
3.20	Allowance for Loan Losses	A-14
3.21	Material Interests of Certain Persons	A-14
3.22	Fairness Opinion	A-15
3.23	Disclosures	A-15
3.24	No Undisclosed Liabilities	A-15
3.25	Indemnification	A-15
3.26	Loan Portfolio	A-15
3.27	Investment Portfolio	A-16
3.28	Corporate Records	A-16
3.29	Interim Events	A-16
3.30	Defaults	A-16

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Organization, Standing and Authority of Buyer	A-16
4.2	Authorized and Effective Agreement	A-16
4.3	Regulatory Rights	A-17
4.4	Financial Statements	A-17
4.5	Material Adverse Change	A-18
4.6	Legal Proceeding	A-18
4.7	Certain Information	A-18
4.8	Brokers and Finders	A-18
4.9	Disclosures	A-18
4.10	Financial Resources	A-18

ARTICLE V
COVENANTS

5.1	Reasonable Best Efforts	A-19
5.2	Stockholder Meeting	A-19
5.3	Regulatory Matters	A-19
5.4	Investigation and Confidentiality	A-20
5.5	Press Releases	A-20
5.6	Business of the Parties	A-20
5.7	Certain Actions	A-22
5.8	Current Information	A-23
5.9	Indemnification; Insurance	A-23
5.10	Environmental Reports	A-23
5.11	Employees and Employee Benefit Plans	A-23
5.12	Litigation Matters	A-24
5.13	Organization of Merger Sub	A-25
5.14	Conforming Entries	A-25
5.15	Integration of Policies	A-25
5.16	Disclosure Supplements	A-25
5.17	Failure to Fulfill Conditions	A-26
5.18	Proxy Solicitor	A-26
5.19	Directors	A-26

ARTICLE VI
CONDITIONS PRECEDENT

6.1	Conditions Precedent - Buyer and Seller	A-26
6.2	Conditions Precedent - Seller	A-27
6.3	Conditions Precedent - Buyer	A-27

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

7.1	Termination	A-28
7.2	Effect of Termination	A-29
7.3	Survival of Representations, Warranties and Covenants	A-29
7.4	Waiver	A-29
7.5	Amendment or Supplement	A-29
7.6	Liquidated Damages	A-29

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ARTICLE VIII
MISCELLANEOUS

8.1	Expenses	A-30
8.2	Entire Agreement	A-30
8.3	No Assignment	A-30
8.4	Notices	A-30
8.5	Alternative Structure	A-31
8.6	Interpretation	A-31
8.7	Counterparts	A-31
8.8	Governing Law	A-31
8.9	Severability	A-31

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AGREEMENT AND PLAN OF MERGER

       Agreement and Plan of Merger ("Agreement") dated as of June 13, 2001, by and between PNA Holding Company ("Buyer"), an Illinois corporation, and PS Financial, Inc. ("Seller"), a Delaware corporation.

R E C I T A L S:

       WHEREAS, the Boards of Directors of the Buyer and Seller have determined that it is in their respective best interests for Buyer to acquire Seller pursuant to the terms of this Agreement;

       WHEREAS, to the effect the acquisition, Buyer will form a new corporation ("Merger Sub") under the laws of the State of Delaware, which will be a wholly-owned, first-tier subsidiary of Buyer, and Merger Sub will be merged with and into Seller (the "Cash-Out Merger"), with Seller being the surviving corporation (the "Surviving Corporation"). Immediately after the Cash-Out Merger becomes effective, the Board of Directors of Buyer, acting on behalf of Buyer as the sole stockholder of the Surviving Corporation, shall adopt a merger resolution and the Holding Company Plan of Merger (as defined in Article I) for the merger of the Surviving Corporation with and into the Buyer (the "Holding Company Merger") and Buyer shall file a certificate of ownership and merger with the Secretary of State of Delaware and articles of merger with the Secretary of State of Illinois with respect to the Holding Company Merger. Immediately thereafter, all necessary corporate action will be taken to effect the merger (the "Financial Institution Merger") of Alliance (as defined in Article I) with and into Preferred (as defined in Article I). The Cash-Out Merger, the Holding Company Merger and the Financial Institution Merger are sometimes hereinafter collectively referred to as the "Merger."

       WHEREAS, as an inducement and condition to Buyer's willingness to enter into this Agreement, Buyer and certain of the Directors of Seller will concurrently enter into voting agreements in the form attached hereto as Exhibit A; and

       NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties (as defined in Article I) hereby agree as follows:

ARTICLE I
DEFINITIONS

       The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

       "Agreement" shall mean this Agreement as the same may be amended or modified in accordance with its terms.

       "Alliance" shall mean Alliance, FSB, a wholly owned subsidiary of Buyer.

       "Alternative Proposal" shall mean any bona fide written proposal by any person other than Buyer to engage in a merger, consolidation, purchase or lease of substantially all assets, purchase of securities representing more than 20% of the voting power, or any similar transaction involving Seller, in each case for per share consideration to Seller's stockholders in excess of (i) $13.25 per share if the consideration received includes equity securities of the acquiror or (ii) $14.00 per share in all other cases.

       "Buyer" has the meaning set forth in the preamble to this Agreement.

       "Buyer Accountant" shall mean Crowe, Chizek and Company L.L.P., independent certified public accountants with respect to Buyer.

       "Buyer Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of September 30, 2000 and 1999 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Buyer for each of its fiscal years since inception and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Buyer with respect to each quarterly and annual period ended subsequent to September 30, 2000.

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       "Cash-Out Merger" has the meaning set forth in the Recitals of this Agreement.

       "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

       "Certificate" shall mean any certificate which prior to the Effective Time represented shares of Seller Common Stock including Seller Restricted Stock.

       "Certificate of Merger" shall mean the certificate of merger to be filed with the Secretary of State of Delaware with respect to the Cash-Out Merger.

       "Closing" shall mean the closing of the Cash-Out Merger at a time and place selected by Buyer no later than five days following the satisfaction or waiver of all conditions set forth in Article VI of this Agreement, provided that Buyer shall have no obligation to schedule Closing prior to September 30, 2001.

       "Closing Date" shall mean the date on which the Closing occurs.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "CRA" shall mean the Community Reinvestment Act.

       "Defined Benefit Plan" shall mean any Seller Employee Plan constituting a defined benefit plan within the meaning of Section 3(35) of ERISA.

       "Delaware General Corporation Law"shall mean the general corporation law of the State of Delaware.

       "Dissenting Shares" shall mean any shares of Seller Common Stock whose holder becomes entitled to fair value under the Delaware General Corporation Law.

       "Effective Time" shall mean the time that the Certificate of Merger is filed with the Secretary of State of Delaware, unless a later date and time is specified as the Effective Time in the Certificate of Merger.

       "Environmental Claim" shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

       "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

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       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Exchange Agent" shall mean an exchange agent designated by Buyer and reasonably acceptable to Seller.

       "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

       "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

       "FHLB" shall mean Federal Home Loan Bank.

       "Financial Institution Merger" has the meaning set forth in the Recitals of this Agreement.

       "Financial Institution Plan of Merger" shall mean the plan of merger to be entered into by Alliance and Preferred after consummation of the Holding Company Merger in the form of Exhibit C to this Agreement.

       "GAAP" shall mean generally accepted accounting principles consistently applied with the prior practices of an entity.

       "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

       "HOLA" shall mean the Home Owners' Loan Act, as amended.

       "Holding Company Merger" has the meaning set forth in the Recitals of this Agreement.

       "Holding Company Plan of Merger" shall mean the plan of merger to be entered into by the Surviving Corporation and Buyer after consummation of the Cash-Out Merger in the form of Exhibit B to this Agreement.

       "Include," "Includes" and "Including" shall be deemed to be followed by the phrase "without limitation."

       "Insider Loans" shall mean loans from Seller or Preferred to any officer, director or employee of Seller, Preferred or any associate or related interest of any such person.

       "Insurance Department" shall mean the Insurance Department of the State of Illinois.

       "IRS" shall mean the Internal Revenue Service or any successor thereto.

       "Knowledge Qualification" shall mean to the best knowledge, after reasonable investigation, of the Party receiving the benefit of the qualification.

       "MAE Qualification" shall mean except for any failures, non-compliances, facts, events or circumstances, which when aggregated with all other failures, non-compliances, facts, events or circumstances would not have a Material Adverse Effect.

       "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the condition (financial or otherwise), results of operations or business of that Party and its subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the Cash-Out Merger, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institution industries, (ii) changes in GAAP that are generally applicable to the banking or savings institution industries, (iii) expenses incurred in connection with the transactions contemplated hereby, (iv) actions or omissions of a Party (or any of its subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby or (v) changes attributable to or resulting from changes in general economic conditions which have a uniform affect on the banking or savings institution industries, including changes in the prevailing level of interest rates.

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       "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

       "Merger" has the meaning set forth in the Recitals of this Agreement.

       "Merger Consideration" shall mean a payment, in cash without interest, in the amount of Fourteen Dollars ($14.00) for each share of Seller Common Stock, including awarded but unissued shares of Seller Restricted Stock and Seller ESOP shares (whether allocated or unallocated) outstanding immediately prior to the Effective Time. For each full month that the Cash-Out Merger does not close after September 30, 2001, through no fault of Seller, the Merger Consideration, on a per share basis, shall be increased by $0.06. The Merger Consideration on a per share basis below is subject to decrease as provided in Section 6.3(g) of this Agreement.

       "Merger Sub" has the meaning set forth in the Recitals of this Agreement.

       "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury or any successor thereto.

       "Parent" shall mean Polish National Alliance of the United States of North America, the sole stockholder of Buyer.

       "Parent Accountant" shall mean Frank J. Baker & Company, Ltd., independent certified public accountants with respect to Parent.

       "Parent Financial Statements" shall mean (i) the non-consolidated balance sheets (including related notes and schedules, if any) of Parent as of December 31, 2000 and 1999 and the non- consolidated statements of income and statements of changes in surplus-statutory basis and cash flows (including related notes and schedules, if any) of Parent for each of the three years ended December 31, 2000, 1999 and 1998, and (ii) the non-consolidated balance sheets (including related notes and schedules, if any) of Parent and the non-consolidated statements of income and statements of changes in surplus-statutory basis and cash flows (including related notes and schedules, if any) of Parent with respect to the quarterly and annual periods ended subsequent to December 31, 2000.

       "Parties" shall mean Buyer and Seller.

       "Party" shall mean either Buyer or Seller.

       "Preferred" shall mean Preferred Savings Bank, a wholly owned subsidiary of Seller.

       "Previously Disclosed" shall mean disclosed in a written disclosure schedule delivered prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

       "Proxy Statement" shall mean the proxy statement to be delivered to stockholders of Seller in connection with the solicitation of their adoption of this Agreement.

       "Rights" shall mean all warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

       "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

       "SEC" shall mean the Securities and Exchange Commission.

       "Secretary of State of Delaware " shall mean the Secretary of State of the State of Delaware or any successor thereto.

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       "Secretary of State of Illinois " shall mean the Secretary of State of the State of Illinois or any successor thereto.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

       "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, the rules and regulations of the SEC promulgated thereunder, and all OTS regulations which incorporate or apply any of the foregoing.

       "Seller" has the meaning set forth in the preamble to this Agreement.

       "Seller Advisor" shall mean Charles Webb & Company, a division of Keefe Bruyette & Woods, Inc.

       "Seller Accountant" shall mean Crowe, Chizek and Company LLP, independent certified public accountants with respect to Seller.

       "Seller Common Stock" shall mean the common stock, par value $0.01 per share, of Seller.

       "Seller Employee Plans" shall mean all stock option, restricted stock, employee stock purchase and stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance contracts and agreements and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of any present or former directors or employees of Seller and/or Preferred, whether written or oral.

       "Seller ESOP" shall mean the employee stock ownership plan of Seller, as in effect as of the date hereof.

       "Seller Financial Statements" shall mean (i) the condensed consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2000 and 1999 and the condensed consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Seller for each of the three years ended December 31, 2000, 1999 and 1998 as filed by Seller in its Securities Documents, and (ii) the condensed consolidated balance sheets of Seller (including related notes and schedules, if any) and the condensed consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Seller included in the Securities Documents filed by Seller with respect to the periods ended subsequent to December 31, 2000.

       "Seller Options" shall mean options to purchase shares of Seller Common Stock granted pursuant to Seller's 1997 Stock Option and Incentive Plan.

       "Seller Preferred Stock" shall mean the shares of preferred stock, par value $0.01 per share, of Seller.

       "Seller Restricted Stock" shall mean the shares of Seller Common Stock awarded prior to January 1, 2001 pursuant to Seller's 1997 Recognition and Retention Plan that are unvested immediately prior to the Effective Time.

       "Surviving Corporation" has the meaning set forth in the Recitals to this Agreement.

       "Thrift Regulations" shall mean the FDIA, the HOLA and the rules and regulations promulgated thereunder.

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ARTICLE II
THE MERGERS

2.1       The Cash-Out Merger

       (a)       Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Seller in accordance with Section 251 of the Delaware General Corporation Law, and the separate corporate existence of Merger Sub shall cease. From and after the Effective Time, the Cash-Out Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law. The name of the Surviving Corporation shall continue to be "PS Financial, Inc."

       (b)       The Certificate of Incorporation and Bylaws of Seller as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

       (c)       The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

2.2       Effective Time; Closing

       The Cash-Out Merger shall become effective at the Effective Time. The Certificate of Merger with respect to the Cash-Out Merger shall be properly executed and filed with the Secretary of State of Delaware on the Closing Date.

2.3       Treatment of Capital Stock of Merger Sub, Seller and Buyer

       At the Effective Time, automatically by virtue of the Cash-Out Merger and without any action on the part of any Party or stockholder:

       (a)       each outstanding share of Merger Sub common stock shall become an outstanding share of Surviving Corporation common stock;

       (b)       each outstanding or treasury share of Buyer capital stock shall be unchanged and shall continue as an outstanding or treasury share of Buyer capital stock; and

       (c)       each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) including Seller Restricted Stock shall be canceled and converted into the right to receive the Merger Consideration from Buyer; provided, however, that each share of Seller Common Stock which is owned beneficially or of record by Seller (including treasury shares), Parent, Buyer, Preferred or Alliance (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) shall be canceled and retired without consideration or conversion.

2.4       Stockholder Rights, Stock Transfers

       At the Effective Time, holders of Certificates shall cease to be and shall have no rights as stockholders of Seller, other than such rights as they may have under the Delaware General Corporation Law. After the Effective Time, there shall be no transfers on the stock transfer books of Seller as the Surviving Corporation of Certificates and if Certificates are presented for transfer after the Effective Time, they shall be delivered to Buyer or the Exchange Agent for cancellation against delivery of the Merger Consideration. No interest shall be paid on the Merger Consideration.

2.5       Options

       Each Seller Option outstanding on the date hereof and remaining outstanding immediately prior to the Effective Time, whether or not the option is then exercisable, shall be converted at the Effective Time into the right to receive a cash cancellation payment at such time in an amount equal to the product of (a) the number of shares of Seller Common

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Stock subject to such option immediately prior to the Effective Time and (b) the excess, if any, of the Merger Consideration over the $11.02 exercise price per share of such option, net of any cash which must be withheld under federal and/or state income and/or employment tax regulations. Such cash payments shall be in consideration for, and shall result in, the settlement and cancellation of all such Seller Options. As a condition to the receipt of a cash payment in cancellation of options, each option holder shall execute a cancellation agreement in form and substance reasonably satisfactory to Buyer.

2.6       Exchange Procedures

       (a)       No later than five business days following the Effective Time, Buyer shall cause the Exchange Agent to mail or make available to each holder of record of any Certificate a notice and letter of transmittal disclosing the effectiveness of the Cash-Out Merger and the procedure for exchanging Certificates for the Merger Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

       (b)       Buyer shall deliver to the Exchange Agent within five business days after the Effective Time an amount of cash equal to the aggregate Merger Consideration.

       (c)       Each holder of a Certificate (other than a holder of Dissenting Shares) who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall, except as otherwise herein provided, evidence ownership of only the right to receive the Merger Consideration without interest.

       (d)       The Exchange Agent shall not be obligated to deliver the Merger Consideration until the holder surrenders a Certificate as provided in this Section 2.6, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by the Exchange Agent or Buyer. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

       (e)       Any portion of the cash delivered to the Exchange Agent by Buyer pursuant to Section 2.6(b) that remains unclaimed by the stockholders of Seller for six months after the Closing Date shall be delivered by the Exchange Agent to Buyer. Any stockholders of Seller who have not theretofore complied with Section 2.6(c) shall thereafter look only to Buyer for the Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

       (f)       The Exchange Agent or Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

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2.7       Dissenting Shares

       (a)       Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the Delaware General Corporation Law; provided, however, that if any holder of Dissenting Shares shall forfeit such right to payment, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without interest from Buyer. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the Delaware General Corporation Law.

       (b)       Seller shall give Buyer (i) prompt notice of any written objections to the Cash-Out Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the Delaware General Corporation Law received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the Delaware General Corporation Law. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

2.8       Holding Company and Financial Institution Mergers

       Immediately after the Effective Time the Board of Directors of Buyer shall approve the Holding Company Plan of Merger, shall cause the Parties to execute the Holding Company Plan of Merger and shall cause all required documents to be properly executed and filed with the Secretary of State of Delaware and the Secretary of State of Illinois to cause the Holding Company Merger to become effective. Immediately after consummation of the Holding Company Merger Buyer shall cause its Board of Directors and the Boards of Directors of Alliance and Preferred to approve the Financial Institution Plan of Merger and to take all necessary action to cause the Financial Institution Merger to become effective.

2.9       Additional Actions

       If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the acquiring entity its right, title or interest in, to or under any of the rights, properties or assets acquired or to be acquired by the acquiring entity as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, the Holding Company Plan of Merger or the Financial Institution Plan of Merger, each acquired entity and its proper officers and directors shall be deemed to have granted to the acquiring entity an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the acquiring entity and otherwise to carry out the purposes of this Agreement, the Holding Company Plan of Merger or the Financial Institution Plan of Merger, and the proper officers and directors of the acquiring entity are fully authorized in the name of the acquired entity or otherwise to take any and all such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer as follows:

3.1       Capital Structure

       (a)       The authorized capital stock of Seller consists of 2,500,000 shares of Seller Common Stock and 100,000 shares of Seller Preferred Stock. As of the date hereof, 1,255,067 shares of Seller Common Stock are outstanding (including 26,558 shares held in Seller's 1997 Recognition and Retention Plan); 927,058 shares of Seller Common Stock are held in treasury (including 22,979 shares purchased for Sellers 1997 Recognition and Retention Plan but unawarded) and no shares of Seller Preferred Stock have been issued. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding

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shares of Seller Common Stock has been issued in violation of the preemptive rights of any person or entity. Except for 12,436 shares of Seller Restricted Stock and Seller Options to acquire not more than 165,750 shares of Seller Common Stock at an exercise price of $11.02 per share, a schedule of which has been Previously Disclosed that includes the name of each optionee and the number of Seller Options held by each optionee, there are no Rights issued or outstanding with respect to the capital stock of Seller as of the date hereof.

       (b)       The authorized capital stock of Preferred consists of 2,500,000 shares of common stock and 100,000 shares of preferred stock. As of the date hereof, 2,182,125 shares of common stock of Preferred are outstanding and no shares of preferred stock of Preferred have been issued. All outstanding shares of common stock of Preferred have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by Seller. There are no Rights issued or outstanding with respect to the capital stock of Preferred.

3.2       Organization, Standing and Authority of Seller

       Seller is a unitary savings and loan holding company under the Thrift Regulations, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller has heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation and Bylaws of Seller as in effect as of the date hereof.

3.3       Seller Subsidiaries

       Seller has one subsidiary, Preferred. Preferred is a savings bank, duly organized, validly existing and in good standing under the laws of the United States, with full power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and Preferred is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualifications. Preferred is a member in good standing of the FHLB System. The deposit accounts of Preferred are insured by the SAIF to the maximum extent permitted by the FDIA and Preferred has paid all deposit insurance premiums and assessments required by the FDIA payable on or prior to the Closing Date. Preferred is a "qualified thrift lender" as defined in Section 10(m) of HOLA. The liquidation account established by Preferred in connection with its conversion from mutual to stock form has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are complete and accurate in all material respects.

       Preferred does not own or have the right to acquire, in either case, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 5% of any entity.

3.4       Registration Obligation

       Seller is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

3.5       Authorized and Effective Agreement

       (a)       Seller has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Governmental Entities and the adoption of this Agreement by Seller's stockholders) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller and approved by all necessary corporate action in respect thereof on the part of Seller, except for the adoption of this Agreement by Seller's stockholders. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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       (b)       Except as Previously Disclosed, neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, including the Merger, nor compliance by Seller with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Seller, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Governmental Entities and the stockholders of Seller, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller.

       (c)       Subject to the Knowledge Qualification, except for (i) the filing of applications with and the approvals of the OTS, (ii) the filing and clearance of the Proxy Statement, (iii) the adoption of this Agreement by the requisite vote of the stockholders of Seller, and (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware with respect to the Cash-Out Merger, the filing of a certificate (or articles) of merger with the Secretary of State of Delaware and the Secretary of State of Illinois with respect to the Holding Company Merger, and the filing of articles of combination with the OTS with respect to the Financial Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or Preferred in connection with the completion of the Merger.

       (d)       As of the date hereof, Seller is not aware of any reasons relating to Seller or Preferred (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by Buyer after the Merger of the business of Seller, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which would materially reduce the value of Seller.

3.6       Securities Documents and Regulatory Reports

       (a)       Since November 26, 1996, Seller has timely filed all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       (b)       Since November 26, 1996, Preferred has duly filed with the OTS and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the examinations of Preferred by the OTS, Preferred was not required to correct or change any action, procedure or proceeding which Seller believes has not been corrected or changed as required.

3.7       Financial Statements

       (a)       Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements, which, in the case of year-end Seller Financial Statements, are accompanied by the audit reports of Seller Accountant. The Seller Financial Statements, as well as the Seller Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the financial condition of Seller as of the respective dates set forth therein, and the income, changes in stockholders' equity and cash flows of Seller for the respective periods set forth therein.

       (b)       Each of the Seller Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with GAAP, except as stated therein, and except in the case of interim statements for the absence of footnotes and normal year end adjustments. The audits of Seller have been conducted in accordance with generally accepted auditing standards. The accounting books and records of Seller are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller.

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3.8       Material Adverse Change

       Since March 31, 2001 to the date hereof, (i) Seller has conducted its business in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller.

3.9       Environmental Matters

       (a)       Preferred is in compliance with all Environmental Laws. Preferred has not received any communication alleging that Preferred is not in such compliance and, subject to the Knowledge Qualification, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

       (b)       Subject to the Knowledge Qualification, none of the properties owned, leased or operated by Preferred has been or is in violation of or liable under any Environmental Law.

       (c)       Subject to the Knowledge Qualification, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of Preferred or any person or entity whose liability or obligation for any Environmental Claim Preferred has or may have retained or assumed either contractually or by operation of law.

       (d)       Except as Previously Disclosed, Preferred has not conducted any environmental studies with respect to any properties owned by it, leased by it or securing loans held by it.

3.10       Tax Matters

       (a)       Seller has timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by it (including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Seller will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

       (b)       All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Seller are complete and accurate in all material respects. Seller either is not delinquent in the payment of any tax, assessment or governmental charge or has requested an extension of time without penalty within which to file any tax returns in respect of any fiscal year or portion thereof. Except as Previously Disclosed, none of the federal, state and local income tax returns of Seller have been audited by applicable tax authorities and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Seller which have not been settled and paid. There are currently no agreements in effect with respect to Seller to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any such return is pending or, subject to the Knowledge Qualification, threatened.

       (c)       Seller (i), except as to Preferred, is not a party to any agreement providing for the allocation or sharing of taxes, (ii) except as Previously Disclosed, is not required to include in income any adjustment pursuant to Section 481(a) of the Code or by reason of any change in accounting method (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method) and (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

       (d)       Seller and Preferred have withheld amounts from its employees, stockholders, or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed

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all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

3.11       Legal Proceedings

       Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, subject to the Knowledge Qualification, unasserted or threatened against Seller or Preferred or against any asset, interest or right of Seller or Preferred, or against any officer, director or employee of Seller or Preferred in such capacity, involving a monetary amount in excess of $10,000 or a request for specific performance, injunctive relief or other equitable relief.

3.12       Compliance with Laws

       (a)       Seller and Preferred have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business in all material respects as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, subject to the Knowledge Qualification, will not be adversely affected by virtue of the completion of the Merger; and, subject to the Knowledge Qualification, no suspension or cancellation of any of the same is threatened.

       (b)       Subject to the MAE Qualification, neither Seller nor Preferred is in violation of its Certificate of Incorporation, Charter or Bylaws, or, any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all banking (including all regulatory capital requirements), truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Seller nor Preferred has received any notice or communication from any Governmental Entity asserting that Seller is in violation of any of the foregoing. Preferred is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to savings banks issued by Governmental Entities), and has not received any written communication requesting that it enter into any of the foregoing.

3.13       Certain Information

       None of the information relating to Seller or Preferred supplied or to be supplied by Seller for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to stockholders of Seller and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.14       Employee Benefit Plans

       (a)       Seller has Previously Disclosed all Seller Employee Plans and has heretofore delivered to Buyer accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

       (b)       Neither Seller nor Preferred currently maintains or sponsors any Defined Benefit Plan. Any Defined Benefit Plan previously maintained or sponsored by Seller or Preferred has been terminated and neither Seller nor Preferred has any liability with respect to any previously terminated Defined Benefit Plan.

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       (c)       Seller does not participate in and has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

       (d)       No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Employee Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code.

       (e)       Full payment has been made (or proper accruals have been established) of all contributions which have been made or accrued for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) for all contributions which are made or accrued for periods after the date hereof and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA.

       (f)       The Seller Employee Plans have been maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to Seller Employee Plans at the date hereof have been made, and all contributions required to be made to Seller Employee Plans as of the Effective Time will have been made as of such date.

       (g)       There are no pending or, subject to the Knowledge Qualification, threatened claims (other than routine claims for benefits) by, on behalf of or against any of Seller Employee Plans or any trust related thereto or any fiduciary thereof.

       (h)       Except as Previously Disclosed, Seller has not made any payments, or been a party to any agreement or any Seller Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that are not or will not be deductible because of Sections 162(m) or 280G of the Code.

3.15       Certain Contracts

       (a)       Except as Previously Disclosed, neither Seller nor Preferred is a party to, bound or affected by, or obligated to pay benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money by Seller or Preferred (other than in the case of deposits, FHLB advances and federal funds purchased) or the guarantee by Seller or Preferred of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or Preferred, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or Preferred as a result of Seller entering into this Agreement, the adoption of this Agreement by Seller's stockholders or the consummation of any of the transactions contemplated by this Agreement; (iv) any agreement, arrangement or understanding pursuant to which Seller or Preferred is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or Preferred; (v) any agreement, arrangement or understanding to which Seller or Preferred is a party or by which it is bound which limits the freedom of Seller or Preferred to compete in any line of business or with any person; (vi) any agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's Annual Report on Form 10-KSB under the Securities Laws and which has not been so filed; (vii) any agreement pursuant to which loans have been sold by Preferred, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Preferred; or (viii) any subservicing agreement.

       (b)       Seller is not in default or in non-compliance in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other material instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

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3.16       Brokers and Finders

       Except for the Previously Disclosed agreement with Seller Advisor, neither Seller nor any of its directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17       Insurance

       Seller and Preferred are insured for reasonable amounts with financially sound and reputable insurance companies against such risks as institutions engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. Except as Previously Disclosed, neither Seller nor Preferred has, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.

3.18       Properties

       All material real and personal property owned by Preferred or presently used in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Preferred in the ordinary course of business consistent with its past practices. Preferred has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equitable rights of redemption under applicable foreclosure laws) to all of its material properties and assets, real and personal, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits, (iii) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, which do not adversely affect the value or use of such real property, and (iv) monetary liens, if any, reflected in the Seller Financial Statements as of March 31, 2001. Except as Previously Disclosed, all real and personal property which is material to Preferred's business that is leased or licensed by Preferred is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger. All improved real property owned or leased by Preferred is in compliance in all material respects with all applicable zoning laws.

3.19       Labor

       No work stoppage involving Preferred is pending or, subject to the Knowledge Qualification, threatened. As of the date hereof, Preferred is not involved in or, subject to the Knowledge Qualification, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving any employees of Preferred. There are no employees of Preferred who are members of a union.

3.20       Allowance for Loan Losses

       The allowance for loan losses of Preferred reflected on Seller's condensed balance sheet included in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller Financial Statements, in the opinion of Seller's management, adequate as of their respective dates under the requirements of GAAP. The real estate owned by Preferred, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller Financial Statements, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP. The aggregate principal amount of loans and accrued interest thereon contained (or that will be contained) in the loan portfolio of Preferred in excess of such reserve, as reflected in the Seller Financial Statements, was (and will be), in the reasonable opinion of management of Seller as of the respective dates of the Seller Financial Statements, fully collectible.

3.21       Material Interests of Certain Persons

       (a)       No officer, director or employee of Seller or Preferred or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller.

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       (b)       Except as Previously Disclosed or as set forth in Seller's proxy statement for its 2001 Annual Meeting of Stockholders there are no Insider Loans. All outstanding Insider Loans were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the Preferred Board of Directors in accordance with applicable law and regulations.

       3.22       Fairness Opinion

       Seller has received an opinion from Seller Advisor to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Seller.

3.23       Disclosures

       None of the representations and warranties of Seller or any of the written information or documents furnished or to be furnished by Seller to Buyer in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

3.24       No Undisclosed Liabilities

       Neither Seller nor Preferred has any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or Preferred giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Seller and Preferred or the notes thereto, except (i) for liabilities set forth or reserved against in the Seller Financial Statements as of December 31, 2000 or the notes thereto, and (ii) liabilities occurring in the ordinary course of business since December 31, 2000 or relating to possible sale of Seller or the transactions contemplated by this Agreement.

3.25       Indemnification

       Subject to the Knowledge Qualification, except as Previously Disclosed, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or Preferred has occurred which would as of the date hereof give rise to a claim or a potential claim by any such person for indemnification from Seller or Preferred.

3.26       Loan Portfolio

       Except as Previously Disclosed, each loan reflected as an asset on the Seller Financial Statements as of March 31, 2001, and each loan originated or acquired by Preferred thereafter is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute), the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Except as Previously Disclosed, all such loans are, and the loans held at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge. Except as Previously Disclosed, there is no loan or other asset of Preferred that as of the date hereof has been classified by examiners or others as "Other Loans of Concern," "Substandard," "Doubtful" or "Loss." Seller has Previously Disclosed a complete list of all real estate currently owned by Preferred that was acquired by Preferred through foreclosure, repossession or deed in lieu thereof.

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3.27       Investment Portfolio

       All investment securities held by Seller or Preferred, as reflected in the condensed consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, none of the investments reflected in the Seller Financial Statements as of March 31, 2001 and none of the investments since made by Seller or Preferred is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Seller or Preferred to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.28       Corporate Records

       The corporate record books and stock ledgers of Seller and Preferred are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Board of Directors and committees of the Board of Directors of Seller and Preferred, and all transactions in their capital stock, since its inception.

3.29       Interim Events

       Except as Previously Disclosed, since March 31, 2001, neither Seller nor Preferred has paid or declared any dividend or made any other distribution to stockholders or taken any action which if taken after the date hereof would require the prior written consent of Buyer pursuant to Section 5.6 hereof.

3.30       Defaults

       There has not been any default in any material obligation to be performed by Seller or Preferred under any material contract or commitment and neither Seller nor Preferred has waived or will waive prior to the Effective Time any material right under any material contract or commitment. Subject to the Knowledge Qualification, as of the date hereof no other party to any material contract or commitment is in default in any material obligation to be performed by such party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller as follows:

4.1       Organization, Standing and Authority of Buyer

       Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Buyer is a unitary savings and loan holding company under the Thrift Regulations. Buyer's wholly owned subsidiary, Alliance, is a saving bank duly organized, validly existing and in good standing under the laws of the United States. Alliance is a member in good standing of the FHLB System and a "qualified thrift lender" as defined in Section 10(m) of HOLA.

4.2       Authorized and Effective Agreement

       (a)       Buyer has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary approvals of Government Entities) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer and approved by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and

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delivery by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       (b)       Neither the execution and delivery of this Agreement, nor completion of the transactions contemplated hereby, including the Merger, nor compliance by Buyer with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Buyer pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Buyer is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required approvals from Governmental Entities, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

       (c)       Subject to the Knowledge Qualification, except for the filing of a notice or application with the Insurance Department and the filings and approvals set forth in Section 3.5(c)(i) and (iv) hereof, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer or Alliance in connection with the completion of the Merger.

       (d)       As of the date hereof, Buyer is not aware of any reasons relating to Buyer or Alliance (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for completion of the Merger, free of any conditions or requirements which would materially reduce the value of Seller or Preferred to Buyer.

4.3       Regulatory Rights

       (a)       Alliance has since June 7, 1999, duly filed with the OTS and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Alliance by the OTS, Alliance was not required to correct or change any action, procedure or proceeding which Buyer believes has not been corrected or changed as required.

4.4       Financial Statements

       (a)       Buyer has previously delivered or made available to Seller accurate and complete copies of the Parent Financial Statements, which, in the case of year-end Parent Financial Statements, are accompanied by the audit reports of Parent Accountant. The Parent Financial Statements fairly present and will fairly present, as the case may be, the financial condition of Parent as of the respective dates set forth therein, and the income, changes in surplus-statutory basis and cash flows of Parent for the respective periods or as of the respective dates set forth therein.

       (b)       Each of the Parent Financial Statements referred to in Section 4.4(a) has been or will be, as the case may be, prepared in accordance with accounting practices prescribed or permitted by the Insurance Department, except as stated therein. The audits of Parent have been conducted in accordance with generally accepted auditing standards. The accounting books and records of Parent are being maintained in compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Parent.

       (c)       Buyer has previously delivered or made available to Seller accurate and complete copies of the Buyer Financial Statements, which, in the case of year-end Buyer Financial Statements, are accompanied by the audit reports of Buyer Accountant. The Buyer Financial Statements fairly present and will fairly present, as the case may be, the consolidated financial condition of Buyer as of the respective dates set forth therein, and the consolidated income, changes in stockholders' equity and cash flows of Buyer for the respective periods or as of the respective dates set forth therein.

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       (d)       Each of the Buyer Financial Statements referred to in Section 4.4(c) has been or will be, as the case may be, prepared in accordance with GAAP, except as stated therein, and except in the case of interim statements for the absence of footnotes and normal year end adjustments. The audits of Buyer have been conducted in accordance with generally accepted auditing standards. The accounting books and records of Buyer and Alliance are being maintained in compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Buyer and Alliance.

4.5       Material Adverse Change

       Since March 31, 2001 to the date hereof, (i) Buyer has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

4.6       Legal Proceeding

       Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, subject to the Knowledge Qualification, unasserted or threatened against Buyer or Alliance or against any asset, interest or right of Buyer, or against any officer, director or employee of Buyer or Alliance, in such capacity, which seeks material monetary relief, specific performance, injunctive relief or other equitable relief. Neither Buyer nor Alliance is a party to or subject to any order, judgment or decree.

4.7       Certain Information

       None of the information relating to Buyer or Alliance supplied or to be supplied by Buyer for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to stockholders of Seller and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.8       Brokers and Finders

       Neither Buyer nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.9       Disclosures

       None of the representations and warranties of Buyer or any of the written information or documents furnished or to be furnished by Buyer to Seller in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

4.10       Financial Resources

       Buyer has the financial wherewithal and has, or will have prior to the Effective Time, sufficient cash funds to pay the aggregate Merger Consideration. In furtherance of the foregoing, Buyer shall cause Alliance to distribute to Buyer prior to Closing a cash dividend or capital distribution in the amount of at least Six Million Eight Hundred Thousand Dollars ($6,800,000).

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ARTICLE V
COVENANTS

5.1       Reasonable Best Efforts

       Subject to the terms and conditions of this Agreement, each of Seller and Buyer (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Cash-Out Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.

5.2       Stockholder Meeting

       Seller shall take all action necessary to properly call and convene a meeting of its stockholders as soon as practicable after the date hereof to consider and vote upon the adoption of this Agreement. The Board of Directors of Seller will recommend that the stockholders of Seller adopt this Agreement, provided that the Board of Directors of Seller may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3       Regulatory Matters

       (a)       The Parties shall promptly cooperate with each other in the preparation and filing of the Proxy Statement with the SEC and after the SEC has cleared the Proxy Statement, Seller shall promptly mail the Proxy Statement to its stockholders.

       (b)       The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file within 45 days after the date hereof or as soon thereafter as is reasonably practicable, all necessary documentation, to effect all applications (including applications of Parent, Buyer and Alliance), notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made by the other Party or written materials submitted by the other Party to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The Parties agree that they will use their reasonable best efforts to cause the Closing Date to occur by September 30, 2001.

       (c)       Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective present and former directors and officers, the stockholders of Seller and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Parent, Alliance, Seller or Preferred to any Governmental Entity in connection with the transactions contemplated hereby.

       (d)       Buyer and Seller shall promptly furnish each other with copies of written communications received from, or delivered to, any Governmental Entity in respect of the transactions contemplated hereby.

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5.4       Investigation and Confidentiality

       (a)       Seller shall permit Buyer and its representatives reasonable access to Seller's properties and personnel, and shall disclose and make available to Buyer, upon Buyer's reasonable request, all books, papers and records relating to Seller's or Preferred's assets, stock ownership, properties, operations, obligations and liabilities, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with Seller's normal operations. Seller shall make the directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) of Seller and Preferred available to confer with Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with Seller's or Preferred's normal operations.

       (b)       All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Party furnishing the information until completion of the transactions contemplated hereby and, if such transactions shall not occur, the Party receiving the information shall either destroy or return to the Party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten business days' prior notice thereof.

5.5       Press Releases

       Buyer and Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which such Party believes is required by law or regulation. Any press release can be transcribed into the Polish and Spanish languages and re-released.

5.6       Business of the Parties

       (a)       During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Seller and Preferred shall carry on their business only in the ordinary course consistent with past practice. During such period, Seller also will use all reasonable efforts to (x) preserve the business organization of Preferred intact, (y) keep available to itself and Buyer the present services of the employees of Preferred and (z) preserve for itself and Buyer the goodwill of the customers of Preferred and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed with respect to subparts (vi) (and particularly with respect to brokered loans to be acquired from Mortgage Square), (ix) and (xi) (but in the case of subpart (xi) as to the purchase of marketable securities in the ordinary course of business only)) or as expressly contemplated hereby, between the date hereof and the Effective Time, Seller shall not, with respect to Seller or Preferred:

(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Seller Common Stock, except for the declaration and payment of a dividend in the amount of $0.15 per share in August, 2001 and the dividend previously declared in the amount of $0.15 per share payable to stockholders

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of record of Seller on May 11, 2001. Provided, however, notwithstanding the foregoing to the contrary, Buyer encourages Preferred to declare and pay cash dividends to the maximum amount permitted under the Thrift Regulations to the extent such dividends do not result in the impairment of Preferred's liquidation account or the recapture of Preferred's tax bad debt reserve;

(ii) issue any shares of its capital stock, other than the issuance of previously awarded but unissued shares of Seller Restricted Stock or upon exercise of Seller Options referred to in Section 3.1 hereof; issue, grant, modify or authorize any Rights; purchase any shares of Seller Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(iii) amend its Certificate of Incorporation, Charter, Bylaws or similar organizational documents; or waive or release any material right or cancel or compromise any material debt or claim;
(iv) increase the rate of compensation of any of the directors, officers or employees of Seller or Preferred, or pay or agree to pay any bonus or severance to, or provide any other new benefit or incentive to, any of the directors, officers or employees of Seller or Preferred, except (x) as may be required pursuant to Previously Disclosed commitments existing on the date hereof, (y) for Previously Disclosed regular scheduled salary increases, or (z) as may be required by law;

(v) enter into or, except as may be required by law, modify any Seller Employee Plan or other benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees;

(vi) originate or purchase (x) any brokered loan not pursuant to a commitment Previously Disclosed and existing on the date hereof, (y) any loan in excess of $250,000 for a loan secured by a first trust or mortgage or any loan in excess of $100,000 for a loan secured by a second trust or mortgage, or (z) any loan not secured by a first or second trust or mortgage on a one- to four-family residential property;

(vii) except as otherwise permitted hereunder, enter into (v) any agreement for the purchase, sale, transfer, mortgage, encumbrance or other disposition of any properties or assets outside the ordinary course of business or (w) any other transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Seller or Preferred or guarantee by Seller or Preferred of any such obligation, except for deposits, FHLB advances not to exceed six months to maturity, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment; or (z) any contract, agreement or understanding with a labor union;

(viii) change its method of accounting in effect for the year ended December 31, 2000, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

(ix) enter into or renew any lease of real or personal property or any service contract; or fail to give any required notice to prevent a lease or service contract from being renewed; or make any capital expenditures in excess of $20,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments Previously Disclosed and existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

(x) file any applications or make any contract with respect to branching or site location or relocation;
(xi) purchase any security or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity;

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(xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

(xiii) except as necessitated in the reasonable opinion of the management of Preferred due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of Preferred's lending or investment policies, except to the extent required by law or an applicable regulatory authority;

(xiv) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xv) take any action that would cause any of the representations and warranties of Seller contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.3 hereof not to be satisfied;

(xvi) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement;

(xvii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except (A) in a manner and pursuant to policies consistent with past practices or (B) to decrease rates on jumbo certificates of deposit; or change the interest rate paid on passbook or statement savings accounts . Seller shall on a weekly basis provide to Buyer a written schedule of Preferred's interest rates and term on deposit accounts and loans;

(xviii) prepay any debt, including FHLB advances at a premium or with a prepayment penalty or fee, except prepayment of July 2001 FHLB advances may be made with penalty in June 2001; or
(xix) agree to do any of the foregoing.

       (b)       Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller or Preferred, other than any changes in conditions that affect the banking or savings institution industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Seller.

       (c)       Except with the prior written consent of Seller or as expressly contemplated hereby, between the date hereof and the Effective Time, Buyer shall not:

(i) take any action that would cause any of the representations and warranties of Buyer contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1, 6.2 or 6.3 hereof not to be satisfied;

(ii) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

(iii) agree to do any of the foregoing.

5.7       Certain Actions

       Seller shall not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any Alternative Proposal, provided, however, that the Board of Directors of Seller may furnish such information or participate in such negotiations or discussions if Seller's Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure

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to do the same would constitute a breach of fiduciary duties of such directors under applicable law. Seller will promptly inform Buyer orally and in writing of any such request for information or of any such negotiations or discussions, as well as instruct its directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 5.7. In no event may Seller provide any information to a third party that it has not provided to Buyer.

5.8       Current Information

       During the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Buyer regarding Seller's or Preferred's financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than two business days after filing, Seller will deliver to Buyer all reports filed by it under the Securities Laws and all reports filed by Preferred under the Thrift Regulations subsequent to the date hereof including all financial reports filed with the OTS. Seller will also deliver to Buyer as soon as practicable all quarterly and annual Seller Financial Statements prepared with respect to periods ending subsequent to March 31, 2001. As soon as practicable after the end of each month, Seller will deliver to Buyer (a) the monthly deposit and loan trial balances of Preferred, (b) the monthly analysis of Preferred's investment portfolio prepared by Griffin Kubik Stephens Thompson, Inc., and (c) any monthly balance sheet and/or income statements of Seller or Preferred.

5.9       Indemnification; Insurance

       (a)       From and after the Effective Time, Buyer agrees to indemnify and hold harmless the past and present directors and officers of Seller and Preferred (the "Indemnified Parties") for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons have the right to be indemnified and held harmless by Seller under the Certificate of Incorporation or Bylaws of Seller as in effect at the date of this Agreement, and such right shall continue in full force and effect until the expiration of any applicable statute of limitations. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties as of the date hereof, to the maximum extent permitted by Delaware law, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. Seller may, at a cost not in excess of $27,000, purchase single premium tail coverage with policy limits equal to Seller's existing annual coverage limits.

       (b)       In the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or resulting corporation of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case such successor or assign shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

5.10       Environmental Reports

       If requested by Buyer within 15 business days of the date hereof (or within ten days after Seller's or Preferred's acquisition or lease of any real property acquired or leased after the date hereof), Seller shall provide to Buyer, as soon as reasonably practical, but not later than 45 days from the receipt by Seller of the request of Buyer therefor, a report of a phase one environmental investigation on real property owned or leased by Seller or Preferred (but excluding space in office or retail and similar establishments leased by Seller or Preferred for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one environmental investigation in Buyer's reasonable opinion, Seller shall provide to Buyer, within 60 days of the receipt by Seller of the request of Buyer therefor, a report of a phase two environmental investigation on properties requiring such additional study. The costs of the phase one and phase two environmental investigations, if any, shall be borne by Buyer.

5.11       Employees and Employee Benefit Plans

       (a)       Full time employees of Seller and Preferred who remain employed after the Effective Time will be eligible to participate in all welfare and benefit plans that are generally available to full-time employees of Alliance on a uniform and non-discriminatory basis with credit for years of service with Seller and Preferred for the purpose of

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eligibility and vesting (but not for the purpose of accrual of benefits under any Defined Benefit Plan). Buyer shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under any Seller Employee Plan) and eligibility waiting periods under its group health plans to be waived with respect to such participants and their eligible dependents.

       (b)       Buyer agrees to honor the terms of all Previously Disclosed employment, consulting, severance and termination agreements and all vested rights under the Seller Employee Plans. Buyer agrees to expressly assume every such agreement which by its terms requires express assumption by a successor to Seller. Such express assumption shall occur by virtue of Buyer's execution of this Agreement without any further action required by Buyer upon the completion of the Merger, and subject to the proviso that the aggregate cash severance payments to be made to S.J. Ptak and Kimberly P. Rooney at the Effective Time, in a single lump sum payment, under their December 18, 1996 Employment Agreements shall not exceed $675,000.

       (c)       In the sole discretion of Buyer, payments made by it in full and complete satisfaction of obligations of Seller and/or Preferred under any Seller Employee Plan or under any agreement referred to in Section 5.11(b) shall be subject to the recipient's delivery to Buyer of (i) a written acknowledgment signed by such recipient that the payment or payments and benefits to be made to him or her is in full and complete satisfaction of all liabilities and obligations thereunder of Seller, Buyer, and each of their respective affiliates, directors, officers, employees and agents, and (ii) a release by such recipient of all such parties from further liability in connection with the particular Seller Employee Plan or agreement, as applicable.

       (d)       As of the Effective Time, the Seller ESOP shall be terminated in accordance with its terms. Prior to the Effective Time, the Seller shall be permitted to make such changes to the Seller ESOP as it deems appropriate to carry out the provisions of this subsection and shall file a request for determination with the IRS with respect to the termination of the Seller ESOP. Any cash received by the Seller ESOP trustee in connection with the Cash-Out Merger with respect to the unallocated shares of Seller Common Stock shall be first applied by the Seller ESOP trustee to the full repayment of the Seller ESOP loan. The balance of the cash (if any) received by the Seller ESOP trustee in connection with the Cash-Out Merger with respect to the unallocated shares of Seller Common Stock shall be allocated to the accounts of all participants in the Seller ESOP who have accounts remaining under the Seller ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries as they exist as of the Effective Time as earnings, unless otherwise required to be allocated as annual additions subject to the limitations of Section 415 of the Code. As soon as practicable after receipt of a favorable determination letter from the IRS with respect to termination, the assets of the Seller ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, Seller shall be entitled to make prepayments on the Seller ESOP loan to the extent such prepayments (i) are fully deductible for tax purposes as contributions to the ESOP, (ii) do not adversely affect the qualified status of the Seller ESOP, and (iii) reflect a contribution level consistent with past practice calculated on a pro rata basis for the partial plan year period (which contribution shall only apply to the taxable cash compensation of employee/participants excluding any severance payments arising from any of the transactions contemplated by this Agreement).

       (e)       As a material inducement for S.J. Ptak and Kimberly P. Rooney entering into the Non-Competition Agreements referred to in Section 6.1(e) and agreeing to be bound by the terms and provisions thereof for the period of time therein stated, Buyer agrees that it shall cause Preferred to provide and pay for group health insurance benefits for S.J. Ptak and Kimberly P. Rooney and their respective family members from the Effective Time through November 24, 2004, which health benefits shall be no less favorable than those Previously Disclosed by Buyer.

5.12       Litigation Matters

       Seller will consult with Buyer about any proposed settlement, or any disposition of, any litigation affecting Seller or Preferred.

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5.13       Organization of Merger Sub

       Buyer shall cause Merger Sub to be formed under the Delaware General Corporate Law as a wholly owned, first-tier subsidiary of Buyer. Buyer shall cause all necessary corporate action to be taken by Merger Sub to adopt the plan of merger contained in Article II of this Agreement with respect to the Cash-Out Merger including, if necessary or appropriate, having Merger Sub become a signator to this Agreement for the purpose of becoming a party to such plan of merger. Pending consummation of the Cash-Out Merger, Buyer shall not permit Merger Sub to engage in any business activity.

5.14       Conforming Entries

       (a)       Seller and Buyer recognize that Preferred and Alliance may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses. Subject to applicable laws, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Preferred and Alliance, as specified in each case in writing to Seller by Buyer, based upon such consultation and subject to the conditions in Section 5.14(c) below.

       (b)       Subject to applicable laws, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in Section 5.14(c) below, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Cash-Out Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

       (c)       Subject to applicable laws, Seller shall (i) establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Preferred's loan, accrual and reserve policies to Alliance's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Cash-Out Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer, but in no event prior to two business days before the Closing Date; provided, however, that on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer's obligation to consummate the Merger) have been satisfied or waived; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

       (d)       No reserves, accruals or charges taken in accordance with this Section 5.14 may be a basis to assert a violation of a breach of a representation, warranty or covenant of Seller herein or a basis to assert that Seller has suffered a Material Adverse Effect.

5.15       Integration of Policies

       During the period from the date hereof to the Effective Time, Seller shall cause Preferred and its directors, officers and employees to, and shall make all reasonable efforts to cause Preferred's data processing service providers to, cooperate and assist Buyer in connection with an electronic and systematic conversion of all applicable data regarding Preferred to Alliance's system of electronic data processing. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Alliance to train Preferred employees in Alliance's system of electronic data processing.

5.16       Disclosure Supplements

       From time to time prior to the Effective Time, each Party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other Party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in

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materials Previously Disclosed to the other Party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the Parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.17       Failure to Fulfill Conditions

       In the event that either of the Parties determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled, then such Party will promptly notify the other Party of the same. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.

5.18       Proxy Solicitor

       Seller may, and if requested by Buyer shall, retain a proxy solicitor in connection with the meeting of Seller stockholders held to vote on the adoption of this Agreement. The cost of the proxy solicitor shall be paid by Seller.

5.19       Directors

       From the Effective Time, Buyer will cause the election of S.J. Ptak and Kimberly P. Rooney to the Board of Directors of Preferred as the resulting institution in the Financial Institution Merger each for a minimum term of one (1) year.

ARTICLE VI
CONDITIONS PRECEDENT

6.1       Conditions Precedent - Buyer and Seller

       The respective obligations of Buyer and Seller to effect the transactions contemplated hereby shall be subject to satisfaction (or waiver of the provided however clause under Section 6.l(b) by Buyer pursuant to Section 7.4) of the following conditions at or prior to the Effective Time.

       (a)       The adoption of this Agreement by the requisite vote of the stockholders of Seller.

       (b)       All approvals and consents from any Governmental Entity, the approval or consent of which is required for the completion of the Merger, shall have been received and all statutory waiting periods in respect thereof shall have expired; and Buyer and Seller shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Merger; provided, however, that no required approval or consent of any Governmental Entity shall be deemed to have been received if it shall include any non-standard condition or requirement that, in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had such condition or requirement been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

       (c)       None of Buyer, Alliance, Seller or Preferred shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal completion of the Merger.

       (d)       No proceeding initiated by any Government Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger shall be pending or threatened.

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       (e)       Concurrently with the execution and delivery of this Agreement, Buyer and S.J. Ptak and Kimberly P. Rooney shall have each executed and delivered Non-Competition Agreements in the form of Exhibits D and E, respectively, restricting such individuals from (i) engaging in the banking or mortgage business within a radius of five (5) miles from 4800 South Pulaski Road, Chicago, Illinois or (ii) soliciting any current depositor, borrower or mortgage broker (including, but not limited to, Mortgage Square, Inc.) of Preferred or Seller to stop doing business with, or to begin doing business with any competitor of Preferred or Seller. Such Non-Competition Agreements to become effective at the Effective Time and with the restrictions therein contained continuing for a period of three (3) years.

6.2       Conditions Precedent - Seller

       The obligations of Seller to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Seller pursuant to Section 7.4 hereof.

       (a)       The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and subject to the MAE Qualification such representations and warranties shall be true and correct as of the Closing Date as though made anew on and as of the Closing Date, unless the representation and warranty specifically relates to an earlier date.

       (b)       Buyer shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

       (c)       Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its President and Chief Executive Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

       (d)       Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to Buyer as Seller may reasonably request.

6.3       Conditions Precedent - Buyer

       The obligations of Buyer to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Buyer pursuant to Section 7.4 hereof

       (a)       The representations and warranties of Seller set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and subject to the MAE Qualifications such representations and warranties shall be true and correct as of the Closing Date as though made anew on and as of the Closing Date, unless the representation and warranty specifically relates to an earlier date.

       (b)       Seller shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

       (c)       Since the date hereof, Seller shall not have suffered a Material Adverse Effect.

       (d)       Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) through 6.3(c) have been satisfied.

       (e)       Seller shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to Seller as Buyer may reasonably request.

       (f)       At least five of the seven directors of Seller who are stockholders of Seller shall have executed and delivered voting agreements in the form of Exhibit A hereto.

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       (g)       Buyer shall have received a tax opinion from Crowe, Chizek & Co. LLP, in form and content reasonably acceptable to Buyer, to the effect that all severance payments made to officers or employees of Seller or Preferred in connection with the Merger shall be fully deductible for federal and Illinois income tax purposes. In the event that there are any "excess parachute" payments resulting from the making of any such severance payments, the amount of any non-deductible compensation under Section 280(G) of the Code will be quantified, then multiplied by 38.75% and the result thereof divided by 1,422,417 shares to determine any cash payment per share reduction to the Merger Consideration.

       (h)       Buyer shall have received from Silver, Freedman & Taff, L.L.P. or such other law firm or accounting firm reasonably acceptable to it a tax opinion in form and content reasonably satisfactory to it to the effect that (i) the Financial Institution Merger will constitute a reorganization under Section 368(a)(1) of the Code and (ii) Preferred will not as a result of consummating the Merger be required to restore to income for federal income tax purposes any portion of its tax bad debt reserve; and (iii) no gain or loss will be recognized for federal income tax purposes by Seller, Buyer, Preferred, Alliance or Merger Sub solely as a result of the Merger.

       (i)       Not more than10% of the outstanding shares of Seller Common Stock shall be Dissenting Shares.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

7.1       Termination

       This Agreement may be terminated:

       (a)       at any time on or prior to the Effective Time, by the mutual consent in writing of the Parties hereto;

       (b)        at any time on or prior to the Effective Time, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice of such breach;

       (c)       at any time, by either Buyer or Seller in writing, (i) if any application for prior approval of a Governmental Entity which is necessary to consummate the Merger is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Merger;

       (d)       at any time, by either Buyer or Seller in writing, if the stockholders of Seller do not adopt this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof);

       (e)       by Buyer in writing if the Board of Directors of Seller fails to favorably recommend adoption of this Agreement to Seller's stockholders or Seller's Board of Directors withdraws such favorable recommendation or changes, alters or modifies such favorable recommendation in a manner adverse to Buyer;

       (f)       by Seller in writing prior to the meeting of Seller's stockholders to vote on the adoption of this Agreement for the sole purpose of permitting Seller to enter into a definitive agreement with respect to an Alternative Proposal; or

       (g)       by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on February 28, 2002, provided that a Party which is then in breach of any of its representations, warranties, covenants or obligations shall not be entitled to be a terminating Party hereunder.

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7.2       Effect of Termination

       In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.4(b), to expenses set forth in Section 8.1, to liquidated damages set forth in Section 7.6, and this Section 7.2, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) or (c) shall not relieve the breaching Party from any liability or damages arising out of its willful breach of any provision of this Agreement giving rise to such termination; provided, that in the event that this Agreement is terminated by Seller or Buyer pursuant to Section 7.1(b) solely by reason of a willful breach by Buyer or Seller, then the non-breaching Party shall be entitled to the remedy of specific performance and any other action at law or equity against the breaching Party.

7.3       Survival of Representations, Warranties and Covenants

       All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including the covenants set forth in Sections 2.5, 2.6, 2.8, 5.9, 5.11 and 5.19 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Buyer or Seller (or any director, officer or controlling person of either thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including any stockholder or former stockholder of either Buyer or Seller.

7.4       Waiver

       Each Party hereto by written instrument approved by its Board of Directors and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the stockholders of Seller) extend the time for the performance of any of the obligations or other acts of the other Party hereto and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other Party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after stockholders of Seller have adopted this Agreement, shall not modify either the amount or form of the Merger Consideration or otherwise materially adversely affect such stockholders without the approval of the stockholders to the extent required by applicable law.

7.5       Amendment or Supplement

       This Agreement may be amended or supplemented at any time by mutual written agreement of the Parties approved by the Board of Directors of the Parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties.

7.6       Liquidated Damages

       Buyer shall be entitled to $200,000 plus reimbursement of reasonable and verifiable expenses directly related to this Agreement and its due diligence review prior to the submission of this Agreement (such reimbursable expenses not to exceed $300,000) in cash from Seller, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Buyer, payable on demand in immediately available funds, upon the occurrence of any of the following:

       (a)       a proper termination of this Agreement by Buyer pursuant to Section 7.1(e);

       (b)       a proper termination of this Agreement by Seller pursuant to Section 7.1(f); or

       (c)       the consummation of the acquisition of Seller by a third party (by merger, stock purchase or bulk sale of assets) within one year after the termination of this Agreement pursuant to Section 7.1(d) if and only if an Alternative Proposal was publicly announced (or otherwise disseminating to the stockholders of Seller) or presented to Seller's Board of Directors prior to the date that the Seller's stockholders voted against the adoption of this Agreement.

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ARTICLE VIII
MISCELLANEOUS

8.1       Expenses

       Except as otherwise provided herein, each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, provided that notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.2       Entire Agreement

       This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any Party, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 2.5, 2.6, 2.8, 5.9, 5.11 and 5.19 hereof.

8.3       No Assignment

       None of the Parties may assign any of its rights or obligations under this Agreement to any other person.

8.4       Notices

       All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

       If to Buyer:

Lawrence H. Chlum President 7840 North Milwaukee Avenue Niles, Illinois 60714 Fax: (847) 966-7988

       With required copies to:

PNA Holding Company 6100 North Cicero Avenue Chicago, Illinois 60646 Attention: Edward J. Moskal Chairman Fax: (773) 286-4836

                            (and)

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Martin S. Korey, Esq. Christopher T. Nowotarski, Esq. Stone, Pogrund & Korey 221 North LaSalle Street, Suite 3200 Chicago, Illinois 60601 Fax: (312) 782-1482

       If to Seller:

PS Financial, Inc. 4800 South Pulaski Road Chicago, Illinois 60632 Attn: Kimberly P. Rooney President and Chief Executive Officer Fax: (773) 376-8222

With a required copy to:

Silver, Freedman & Taff, L.L.P. 1100 New York Avenue, N.W. Washington, D. C. 20005 Attn: Barry Taff, Esq. Beth A. Freedman, Esq. Fax: (202) 682-0354

8.5       Alternative Structure

       Notwithstanding any provision of this Agreement to the contrary, Buyer may at any time modify the structure of the acquisition of Seller set forth herein, provided that (i) the consideration to be paid to the holders of Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Entities or any other condition to the obligations of Buyer set forth in Sections 6.1 and 6.3 hereof.

8.6       Interpretation

       The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.7       Counterparts

       This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8       Governing Law

       This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and entirely to be performed within such jurisdiction. The Parties hereby designate Cook County, Illinois to be the proper jurisdiction and venue for any suit or action arising out of this Agreement.

8.9       Severability

       Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

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       IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

SELLER: PS FINANCIAL, INC.
Attest: /s/ L. G. Ptak L. G. Ptak, Secretary	By:	/s/ Kimberly P. Rooney Kimberly P. Rooney, President and Chief Executive Officer
BUYER: PNA HOLDING COMPANY
Attest as to both: /s/ Christopher T. Nowotarski Christopher T. Nowotarski, Secretary	By: By:	/s/ Edward J. Moskal Edward J. Moskal, Chairman /s/ Lawrence H. Chlum Lawrence H. Chlum, President

Appendix B

APPENDIX B

June 13, 2001

Board of Directors
PS Financial, Inc.
4800 S. Pulaski Road
Chicago, IL 60632

Dear Members of the Board:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of PS Financial, Inc. ("PSFI"), of the consideration to be paid by PNA Holding Company ("PNA") in the merger (the "Merger") between PSFI and PNA. We have not been requested to opine as to, and our opinion does not in any manner address, PSFI's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated June 13, 2001, by and among PSFI and PNA (the "Agreement"), at the effective time of the Merger, PNA will acquire all of PSFI's issued and outstanding shares of common stock. PNA will issue to the holders of PSFI's common stock $14.00 in cash for each share of PSFI common stock outstanding. The options of PSFI that remain outstanding at the Effective Time will cashed be out at the difference between $14.00 per share and the exercise price. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by PSFI including (i) the Agreement and Plan of Merger by and among PSFI and PNA, (ii) Annual Report, Proxy Statement and Form 10-K for the years ended December 31, 1998, 1999 and 2000, and (iii) other information we deemed relevant. We discussed with management and the boards of directors of PSFI and its wholly owned subsidiary, Preferred Savings Bank, the current position and prospective outlook for PSFI. We considered historical quotations and the prices of recorded transactions in PSFI's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For PNA, we reviewed the audited financial statements and certain other information deemed relevant regarding the structure and operations of PNA and its subsidiary holdings.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by PSFI and PNA and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from PSFI, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of PSFI's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and

Board of Directors
PS Financial, Inc.
June 13, 2001

potential and/or contingent liabilities of PSFI or PNA. We have further relied on the assurances of management of PSFI and PNA that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to PSFI or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to PSFI in connection with the Merger and will receive a fee for such services. In addition, PSFI has agreed to indemnify us for certain liabilities arising out of our engagement by PSFI in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by PNA in the Merger is fair, from a financial point of view, to the stockholders of PSFI.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of PSFI used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of PSFI in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

Keefe, Bruyette, & Woods, Inc.

Appendix C

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

        (a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

         (3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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          (c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)       Appraisal rights shall be perfected as follows:

           (1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)        If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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         (e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f)        Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i)        The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation is a corporation of this State or of any state.

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         (j)       The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l)        The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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REVOCABLE PROXY

PS FINANCIAL, INC.

Special Meeting of Stockholders
___________ ___, 2001

The undersigned hereby appoints the Board of Directors of PS Financial, Inc., and the survivor of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of PS Financial which the undersigned is entitled to vote at the special meeting of stockholders, to be held on Wednesday, _________ ___, 2001 at 11:00 a.m. local time, and at any and all adjournments thereof, as follows:

I.	The adoption of the Agreement and Plan of Merger, dated June 13, 2001, between PNA Holding Company and PS Financial, Inc. (the "Merger Agreement").
   FOR                 AGAINST                  ABSTAIN

The Board of Directors recommends you vote "FOR" the Merger Agreement.

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" adoption of the Merger Agreement. If any other business is presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment; provided, however, that no proxy that is voted against the proposal to adopt the Merger Agreement will be voted in favor of adjournment or postponement to solicit additional proxies for that proposal. At the present time, the Board of Directors knows of no other business to be presented at the special meeting.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of PS Financial at or before the special meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of PS Financial at or before the special meeting; or (iii) attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from PS Financial, prior to the execution of this proxy, of the Notice of Special Meeting and the related proxy statement dated ___________ __, 2001.

Dated: _______________________________	_____________________________________________ SIGNATURE OF STOCKHOLDER _________________________ ____________________ SIGNATURE OF STOCKHOLDER

Please sign exactly as your name(s) appear(s) above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

End.